UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12
Checkpoint Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CHECKPOINT SYSTEMS, INC.
PROXY STATEMENT

2010 NOTICE OF ANNUAL MEETING

NOTICE OF 2010
ANNUAL SHAREHOLDERS’ MEETING
and
PROXY STATEMENT

CHECKPOINT SYSTEMS, INC.
101 Wolf Drive
Thorofare, NJ 08086

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders (the “Annual Meeting”) of Checkpoint Systems, Inc. (the “Company,” “we,” “us” or “Checkpoint”) will be held on Wednesday, June 2, 2010 at 9:00 a.m. at The Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania, for the following purposes:

1. To elect three Class I directors for a three-year term;

2. To consider and vote upon a proposal to approve the Company’s Amended and Restated 2004 Omnibus Incentive Compensation Plan;

3. To ratify the appointment of PricewaterhouseCoopers (“PWC”) as the independent registered public accounting firm of the Company for the fiscal year ending December 26, 2010; and

4. To transact such other business as may properly come before the Annual Meeting.

A complete list of shareholders will be available at the Company’s corporate offices noted above, prior to the Annual Meeting. Holders owning Company shares at the close of business on April 14, 2010 are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments that may take place.

You are cordially invited to attend the Annual Meeting in person. If you are unable to attend in person, the Board of Directors urges you to sign, date, and return the enclosed proxy card promptly.

This Proxy Statement, the enclosed proxy card, and Checkpoint’s 2009 Annual Report are being mailed to shareholders on or about April 26, 2010.

By Order of the Board of Directors

John R. Van Zile
Senior Vice President, General Counsel
And Corporate Secretary
April 26, 2010

1.	Q:	WHEN AND WHERE IS THE 2010 ANNUAL MEETING OF SHAREHOLDERS BEING HELD?
	A:	The Annual Meeting of Shareholders of the Company will be held on Wednesday, June 2, 2010 at 9:00 a.m. at The Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania.
2.	Q:	ON WHAT AM I VOTING?
	A:	You are being asked to vote on:
1. The election of three Class I directors (William S. Antle, III, R. Keith Elliott and Robert N. Wildrick);
2. To consider and vote upon a proposal to approve the Company’s Amended and Restated 2004 Omnibus Incentive Compensation Plan;
3. The ratification of the appointment of PWC as the independent registered public accounting firm of the Company for the fiscal year ending December 26, 2010; and
4. Any other business properly raised at the Annual Meeting.
3.	Q:	WHO IS ENTITLED TO VOTE?
	A:	Shareholders as of the close of business on April 14, 2010 (the “Record Date”) are entitled to vote at the Annual Meeting.
4.	Q:	WHO CAN ATTEND THE ANNUAL MEETING?
	A:	Any shareholder may attend.
5.	Q:	HOW DO I VOTE?
	A:	You May Vote By Mail.
You do this by signing each proxy card you receive and returning your proxy card(s) in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted as recommended by the Board of Directors.
You May Vote in Person at the Annual Meeting.
Ballots will be passed out at the Annual Meeting to anyone who wants to vote at the Annual Meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker, and bring it with you to the Annual Meeting, in order to vote at the Annual Meeting.
You May Vote by Telephone.
Shareholders may vote by telephone. To do this, follow the instructions entitled “Vote by Telephone” that came with this Proxy Statement. The telephone voting procedure is designed to verify shareholders through the use of a Control Number that is provided on each proxy card. If you vote by telephone, you do not have to mail in your proxy card.
You May Vote on the Internet.
Shareholders may vote on the Internet. To do this, follow the instructions entitled “Vote by Internet” that came with your proxy statement. If you vote by Internet, you do not have to mail in your proxy card.
6.	Q:	CAN I CHANGE MY VOTE?
	A:	You can revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. To do this:
• File a written notice of revocation with the Secretary of the Company;
• Deliver to the Company a duly executed proxy bearing a later date;
• Vote by telephone or on the Internet at a later date (Your latest telephone or Internet proxy will be counted and all earlier votes will be disregarded); or

•   Vote in person at the Annual Meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker and bring it with you in order to vote at the Annual Meeting. However, once the voting on a particular matter is completed at the Annual Meeting, you will not be able to revoke your proxy or change your vote as to any matters on which voting has been completed.

7.	Q:	WHAT CONSTITUTES A QUORUM?
	A:	The Company’s By-Laws provide that the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter shall constitute a quorum for the purpose of considering such matters, and, unless otherwise provided by law or in the Articles of Incorporation or in these By-Laws, the acts, at a duly organized meeting, of the shareholders present, in person or by proxy, entitled to cast at least a majority of the votes which all shareholders present are entitled to cast, shall be the acts of the shareholders. In the election for Directors, the candidates receiving the highest number of votes up to the number of Directors to be elected shall be elected. The shareholders present at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. If a meeting cannot be organized because a quorum has not attended, those present may, except as otherwise provided by law, adjourn the meeting to such time and place as they may determine, but in the case of any meeting called for the election of Directors, those shareholders who attend the second of such adjourned meetings, although less than a quorum as fixed in this Section or in the Articles of Incorporation, shall nevertheless constitute a quorum for the purpose of electing Directors.
As of the Record Date, April 14, 2010, 39,454,205 shares of Common Stock were issued and outstanding. Every shareholder of Common Stock is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in the election of directors. There is no other class of voting securities outstanding.
There must be a quorum for the meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted as present for quorum purposes. A WITHHELD vote is the same as an abstention. Similarly, if a broker fails to vote shares with respect to which it has discretionary authority (“broker non-votes”), the shares will still be counted as present for quorum purposes.
8.	Q:	HOW MANY VOTES ARE REQUIRED TO APPROVE THE PROPOSALS?
	A:	Assuming the presence of a quorum, the affirmative vote of a majority of the votes shareholders are entitled to cast is required to approve any proposal. In the election for Directors, the candidates receiving the highest number of votes up to the number of Directors to be elected shall be elected. For voting purposes, only shares voted FOR the adoption of any proposal or FOR the election of a director will be counted as voting in favor, when determining whether a proposal is approved or a director is elected. As a consequence, abstentions, broker non-votes and WITHHELD votes will all have the same effect as a vote against the adoption of a proposal or the election of a director. Shares represented by a properly delivered proxy will be voted in accordance with the instructions marked thereon. Properly delivered proxies that do not specify how the shares are to be voted will be voted “FOR” the election, as directors, of the Board of Directors’ nominees. Properly delivered proxies will be voted “FOR” or “AGAINST” any other matter that properly comes before the Annual Meeting or any adjournment thereof, at the discretion of the persons named as proxy holders.
9.	Q:	WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD?
	A:	If you do not vote your proxy, your brokerage firm may either:
• Vote your shares on routine matters, or
• Leave your shares unvoted.
When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the Annual Meeting. A brokerage firm cannot vote customers’ shares on non-routine matters.
You may have granted your stockbroker discretionary voting authority over your account. Your stockbroker may be able to vote your shares depending upon the terms of the agreement you have with your stockbroker.
10.	Q:	WHAT IF I RECEIVE MORE THAN ONE PROXY CARD?
	A:	This means that you have various accounts that are registered differently with the transfer agent and/or with brokerage firms. Please sign and return all proxy cards to ensure that all your shares are voted.

11.	Q:	WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING DUE?
	A:	If the date of the 2011 Annual Meeting of Shareholders is advanced or delayed more than 30 days from June 2, 2011, shareholder proposals intended to be included in the proxy statement for the 2011 Annual Meeting must be received by the Company within a reasonable time before the Company begins to print and mail its proxy materials for the 2011 Annual Meeting. Upon any determination that the date of the 2011 Annual Meeting will be advanced or delayed by more than 30 days from the anniversary of the date of the 2010 Annual Meeting, the Company will disclose the change in the earliest practicable Quarterly Report on Form 10-Q. In order for Shareholder proposals to be considered for inclusion in the Company’s proxy materials for the 2011 Annual Meeting of Shareholders, proposals must be submitted in writing and received by the Company no later than December 27, 2010.
12.	Q:	WHO ARE THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS?
	A:	PricewaterhouseCoopers, LLP was the Company’s independent registered public accountants for the fiscal year 2009. A representative of PricewaterhouseCoopers, LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he/she desires to do so. The representative is also expected to be available to respond to appropriate questions from shareholders.

GENERAL

These proxy materials are being furnished by Checkpoint in connection with the solicitation of proxies by the Board of Directors of Checkpoint for use at the 2010 Annual Meeting of Shareholders and any adjournments thereof.

The Board of Directors approved the following proposals for shareholder approval at a meeting held on February 12, 2010:

Proposal 1)	Election of three Class I Directors to hold office until the 2013 Annual Meeting of Shareholders. The Board has nominated William S. Antle, III, R. Keith Elliott and Robert N. Wildrick as the Class I Directors;

Proposal 2)	To consider and vote upon a proposal to approve the Company’s Amended and Restated 2004 Omnibus Incentive Compensation Plan;

Proposal 3)	The ratification of the appointment of PWC as the independent registered public accounting firm of the Company for the fiscal year ending December 26, 2010; and

Proposal 4)	Any other business properly raised at the Annual Meeting.

PROPOSALS TO BE VOTED ON

1.	ELECTION OF DIRECTORS

At the Annual Meeting, the shareholders will elect three Class I directors to hold office until the 2013 Annual Meeting of Shareholders and until their respective successors have been elected and qualified. The Company’s Board of Directors is divided into three classes serving staggered three-year terms, the term of one class of directors expiring in each year. On February 12, 2010, the Board of Directors, upon the recommendation of its Governance and Nominating Committee, nominated William S. Antle, III, R. Keith Elliott and Robert N. Wildrick to stand for re-election as the Class I directors of the Company. The term of the Company’s current Class I directors, William S. Antle, III, R. Keith Elliott and Robert N. Wildrick, will expire at the Annual Meeting. The terms of the Company’s three Class II and three Class III directors will expire at the Annual Meetings of Shareholders to be held in 2011 and 2012, respectively. The Company’s By-laws provide that the Board of Directors consist of no less than three and no more than eleven directors, with the specific number within that range to be set by the Board. Each of the nominees has indicated his or her willingness to serve as directors. If a nominee, at the time of his or her election, is unable or unwilling to serve, and as a result a substitute nominee is designated, the persons named in the enclosed proxy or their substitutes will have discretionary authority to vote or to refrain from voting for the substitute nominee in accordance with their reasonable business judgment. The nominees for election as the Class I directors and the directors whose terms of office will continue after the Annual Meeting, together with certain information about them, are as follows:

Nominees for Class I Director Serving Until 2010

Class I Directors Serving Until 2010

William S. Antle, III
Director Since 2003
Age 65

Mr. Antle previously served as the Chairman, President and Chief Executive Officer of Oak Industries, Inc., a manufacturer of leading-edge communications components, from 1989 until its merger with Corning Incorporated in 2000. Prior to his tenure there, he held senior management positions with Bain and Company, Inc., an international strategy-consulting firm. Mr. Antle served as a member of the Board of John H. Harland Company from 1999 until May 2007 when it was acquired by M & F Worldwide Corp. He served as a member of their Corporate Governance Committee from 1999 to 2007. Mr. Antle served on the Board of ESCO Technologies, Inc. from 1994 until November 2007 and served as a member of their Audit Committee from 1994 to 2007(Chairman 1999 to 2007); member of their Executive Committee from 1996 to 2007; and a member of their Human Resources and Ethical Committee from 1996 to 1999. He is a graduate of the United States Naval Academy in Annapolis, Maryland, and holds an MBA from the Harvard Graduate School of Business. The Board believes that Mr. Antle’s experience as President and CEO of Oak Industries provides the Company with extensive manufacturing experience as well as comprehensive management expertise.

R. Keith Elliott
Director Since 2000
Age 68

Mr. Elliott was appointed Lead Director in August 2002. Mr. Elliott served as Chairman of the Board from May 2002 to August 2002. Mr. Elliott retired as Chairman and Chief Executive Officer of Hercules Incorporated. From 1991 through April 2000, he served that company as Chairman and Chief Executive Officer, President and Chief Executive Officer, President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer. He is a director of Wilmington Trust Company and The Institute for Defense Analyses. He previously also served as director of Alliant Techsystems, Inc., Computer Task Group, Inc., QSGI, Inc., Engelhard Corporation, and Peco Energy. He also has served as Chairman of the Board of Checkpoint Systems and Alliant Techsystems, Chair of the Audit Committees of Checkpoint Systems and QSGI, Inc. and a member of the Audit Committee of Peco Energy and Computer Task Group, Chair of the Compensation Committee of QSGI, Inc., Chair of the Finance Committee of Peco Energy Mr. Elliott holds a B.S. from the University of South Carolina and received an MBA in Finance from the University of South Carolina. The Board believes that Mr. Elliott’s long standing as a director and lead director of the Company in addition to his experience as a Chairman and CEO and other senior executive positions at Hercules, Inc. allows him to understand precisely the challenges and opportunities the Company has and will meet and provides the Company with extensive manufacturing experience as well as comprehensive management expertise.

Robert N. Wildrick
Director Since 2008
Age 66

Mr. Wildrick has been Chairman of the Board of Jos. A. Bank Clothiers, Inc. since December 2008. Mr. Wildrick is the former Chief Executive Officer at Jos. A. Bank Clothers, Inc., a position he held from November 1999 until December 2008. Mr. Wildrick has been a Director at Jos. A. Bank since 1994 and was Executive Chairman from April 2007 until December 2008. He was previously President of the Company from December 1999 to April 2007.

Mr. Wildrick is a member of the Town Council of Palm Beach, Florida and Chairman of its Finance and Taxation Committee and its Public Safety Committee. Mr. Wildrick was Director, President and Chief Executive Officer of Venture Stores, Inc., a publicly traded family value retailer, from April 1995 to May 1998 and was Chairman of its Board of Directors from January 1996 to May 1998. From 1976 to April 1995, Mr. Wildrick was employed by Belk Stores Services, a retailing company, in various capacities, including Corporate Executive Vice President for Merchandise and Sales Promotion, Chief Merchandising Officer, Senior Vice President (Corporate) and General Manager. Mr. Wildrick earned a Master’s Degree in Community Development and Psychology in 1967, and Bachelor’s Degree in Education and Sociology in 1966, both from Southern Illinois University in Carbondale. The Board believes that Mr. Wildricks experience as Chairman of the Board, and former CEO of Jos. A. Bank Clothiers, Inc. provides the Company with extensive retail and apparel and financial experience as well as comprehensive management experience.

Class II Directors Serving Until 2011

Harald Einsmann, Ph.D.
Director Since 2005
Age 75

Dr. Einsmann formerly served as an Operating Partner and a member of the Board of Directors/Investment Committee of EQT, a leading European Private Equity Group sponsored by the Wallenberg group of Scandinavia (which includes, among others, Erickson Telephones, ABB Engineering, Astra Zeneca and Gambro Pharmaceuticals, SEB Bank and Scania Trucks). In addition, Dr. Einsmann has served on the Board of Tesco PLC, in the United Kingdom from 1999 to present and has been a member of their Nominations and Remuneration Committee from 2005 to present. He has served as a member of the Board Carlson Group in the United States, (which includes, among others, Regent, Radisson Hotels, Park Inn and Thank God Its Friday Restaurants) from 1999 to present as has served on their Compensation Committee from 2005 to present. He has served on the Board of Harman International Industries, Inc., from 2007 to present and has served on their Audit Committee from 2007 to present. Mr. Einsmann has also served as a member of the Board of Rezidor Hotel Group in Scandinavia from 2007 to present and has served on their Compensation Committee from 2007 to present.. Prior to his tenure at EQT, Dr. Einsmann was the President of Procter and Gamble, Europe, Middle East and Africa, and a member of the Worldwide Board at Procter and Gamble.

Dr. Einsmann is a graduate of the Hamburg and Heidelberg Universities in Germany where he received an MBA and a doctorate in Business Administration, Economics and Law. He was also a Fulbright scholar at the University of Florida, Gainesville, earning a Ph.D., with a thesis about the impact of the European Union on several U.S. industries. The Board believes that Dr. Einsmann’s experience as President of Procter and Gamble, Europe, Middle East and Africa provides the Company with extensive experience in retail and consumer goods and manufacturing as well comprehensive management experience.

Jack W. Partridge
Director Since 2002
Age 65

Mr. Partridge is President of Partridge & Associates, Inc., a consulting firm providing strategic planning and other services to retailers and companies serving the retail industry. Prior thereto, he served for two years as Vice Chairman of the Board and Chief Administrative Officer of the Grand Union Company, a food retailer. Prior to joining Grand Union in 1998, Mr. Partridge was Group Vice President of the Kroger Company, where he served for 23 years in several executive positions. He has been actively involved in a number of industry organizations in both the food retailing and chain drug industries. Mr. Partridge has been a member of the Board of of SPAR Group, Inc. from 2001 to present and has served on their Audit Committee from 2004 to present and has been Chairman of their Compensation Committee from 2001 to present. He has also provided leadership for a broad range of civic, cultural, and community organizations. Mr. Partridge holds a B.S. degree from the Arkansas State University. The Board believes that Mr. Partridge’s experience as President of

Partridge & Associates and thirty years senior executive management experience in large retail and consumer goods companies provides the Company with extensive experience in retail and consumer goods as well as comprehensive management experience.

Robert P. van der Merwe
Director Since 2007
Age 57

Mr. van der Merwe has been Chairman of the Board since December 2008 and President and Chief Executive Officer since December 2007 and a member of Checkpoint’s Board of Directors since October 25, 2007. Mr. van der Merwe served as President and Chief Executive Officer of Paxar Corporation, a global leader in providing innovative merchandising solutions to retailers and apparel customers from April 2005 until June 2007, and was Chairman of the Board of Paxar from January 2007 until June 2007 when it was sold to Avery Dennison. Prior to joining Paxar, Mr. van der Merwe held numerous executive positions with Kimberly-Clark Corporation from 1980 to 1987 and from 1994 to 2005, including the positions of Group President of Kimberly-Clark’s multi-billion dollar consumer tissue business and Group President of Europe, Middle East and Africa. Earlier in his career, Mr. van der Merwe held a senior leadership position in South Africa at Xerox and was a Brand Manager at Colgate Palmolive.

Mr. van der Merwe is a graduate of University of Miami (FL). In addition he has completed executive development programs at the University of Cape Town (SA) and Stanford/National University of Singapore. Since October 2009 Mr. van der Merwe has served on the Board of Directors for the American Red Cross — Southeastern Pennsylvania Chapter. The Board believes Mr. van der Merwe provides the Company with extensive global, consumer products, technology related business-to-business and comprehensive management experience.

Class III Directors Serving Until 2012

George Babich, Jr.
Director Since 2006
Age 58

Mr. Babich was President of Pep Boys — Manny Moe & Jack from 2004 until 2005; from 2002 until 2004 Mr. Babich was President and Chief Financial Officer of Pep Boys. Mr. Babich served as an Officer of Pep Boys since 1996. Previously, Mr. Babich was a Financial Executive for Morgan, Lewis & Bockius, The Franklin Mint, Pepsico Inc. and Ford Motor Company. Mr. Babich has served as a member of the Board of Teleflex Inc. from 2005 to present and has served on their Audit Committee from 2005 to present. Mr. Babich holds a BSA in Accounting from the University of Michigan. The Board believes that Mr. Babich’s experience as President and CFO of Pep Boys and his financial executive roles for Morgan, Lewis & Bockius, The Franklin Mint, Pepsico Inc. and Ford Motor Company provides the Company with extensive retail and consumer goods, financial and manufacturing experience as well as comprehensive management experience.

Alan R. Hirsig
Director Since 1998
Age 70

Mr. Hirsig is currently a business consultant. Mr. Hirsig was President and Chief Executive Officer of ARCO Chemical Company from 1991 until his retirement in July 1998. He is also a member of the boards of various non-profit charitable organizations. He holds a B.S. degree in Chemical Engineering from the Illinois Institute of Technology, supplemented by later completion of the Stanford Executive Program. The Board believes that Mr. Hirsig’s long standing as a director of the Company and his experience as President and CEO of ARCO Chemical allows him to understand precisely the challenges and opportunities the Company has and will meet and provides the Company with extensive Manufacturing experience as well as comprehensive management experience.

Sally Pearson
Director Since 2002
Age 60

Ms. Pearson was Vice President and General Manager of Merchandise and Retail for the Metropolitan Museum of Art in New York from April 2000 until October 2007. Ms. Pearson was President of Liz Claiborne Specialty Stores, served as Executive Vice President of Merchandising for a division of Limited Brands, Inc. and Senior Vice President and General Merchandise Manager of Women’s Apparel at Saks Fifth Avenue, Jordan Marsh in Boston and Bullock’s in Los Angeles. She held various management positions with Federated Department Stores over a 24-year period after completing Federated’s Executive Management Training Program. Ms. Pearson attended both public and private schools in Oslo and Copenhagen. The Board believes that Mrs. Pearson’s experience as Vice President and General Manager of

Merchandise and Retail for the Metropolitan Museum of Art and her twenty-five years of senior executive management experience in large retail and apparel companies provides the Company with extensive retail and apparel experience as well as comprehensive management experience.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR CLASS I DIRECTORS

PROPOSAL 2 — APPROVAL OF THE COMPANY’S AMENDED AND RESTATED 2004 OMNIBUS INCENTIVE COMPENSATION PLAN

We are asking our shareholders to approve an amendment and restatement of our Amended and Restated 2004 Omnibus Incentive Compensation Plan, or the 2004 Plan. The amended and restated 2004 Plan is referred to herein as the Restated 2004 Plan. The Restated 2004 Plan was adopted by our Board of Directors in February 2010, subject to shareholder approval. The Restated 2004 Plan will become effective if it is approved by the affirmative vote of the holders of a majority of the shares voting on such proposal, provided the total votes cast on the proposal represent more than 50% of the outstanding shares entitled to vote on the proposal. Votes “for,” “against,” and abstentions are counted as votes cast, while broker non-votes do not count as votes cast but count as outstanding shares. Thus, approval of the Restated 2004 Plan requires that the total sum of votes cast are more than 50% of the outstanding shares. Further, the number of votes for the Restated 2004 Plan must be greater than 50% of the votes cast. Thus, abstentions have the same effect as a vote against the proposal, and broker non-votes could impair our ability to satisfy the requirement that the votes cast are more than 50% of the outstanding shares.

The proposed amendments to the 2004 Plan would:

Increase the Share Reserve. We are asking our shareholders to approve an increase of 3,250,000 in the number of shares of our common stock available for issuance under the Restated 2004 Plan. As of April 14, 2010, awards covering a total of 2,614,394 shares of our common stock were outstanding under the Restated 2004 Plan and an additional 500,748 shares of our common stock remained available for future grants. The proposed increase in shares available for issuance under the Restated 2004 Plan (over the existing share reserve under the 2004 Plan) has been reviewed and approved by our Board of Directors. In the process, the Board of Directors determined that the existing number of shares available for issuance under the 2004 Plan was insufficient to meet our ongoing needs to provide long-term incentive grants on an ongoing and regular basis to motivate, reward, and retain key employees who create shareholder value. The increase will enable us to continue our policy of equity ownership by employees, non-employee directors and independent contractors as an incentive to contribute to our continued success.

•	Approve a revision to the “Repricing” provision. We are asking our shareholders to approve a revision to the “Repricing” provision such that the new provision will provide that, except in respect of certain corporate transactions, the terms of outstanding awards may not be amended to (i) reduce the exercise price of outstanding stock options or stock appreciation rights, or SARs, or (ii) cancel, exchange, substitute, buy out or surrender outstanding options or SARs in exchange for cash, other awards, stock options or SARs with an exercise price that is less than the exercise price of the original stock options or SARs (as applicable) without shareholder approval.
•	Approve a limitation on certain shares of our common stock from again being made available for issuance under the Restated 2004 Plan. We are asking our shareholders to approve a limitation on certain shares of our common stock from again being made available for issuance under the Restated 2004 Plan such that the following shares of our common stock may not again be made available for issuance: (i) shares of our common stock not issued or delivered as a result of the net settlement of an outstanding SAR or stock option, (ii) shares of our common stock used to pay the exercise price or withholding taxes related to an outstanding award, or (iii) shares of our common stock repurchased on the open market with the proceeds of the stock option exercise price.
•	Approve a minimum exercise price with respect to stock options or SARs to be granted under the Restated 2004 Plan. We are asking our shareholders to approve a minimum exercise price with respect to stock options or SARs to be granted under the Restated 2004 Plan such that no stock option or SAR may be granted under the Restated 2004 Plan with a per share exercise price that is less than 100% of the fair market value of one share of our common stock on the date of grant.
•	Approve a limitation against the payment of any cash dividend or dividend equivalent right with respect to awards that vest based upon the attainment of one or more performance measures. We are asking our shareholders to approve a limitation against the payment of any cash dividend or dividend equivalent right, or DER, with respect to awards that vest based upon the attainment of one or more performance measures such that no awards granted under the Restated 2004 Plan based upon the attainment of one or more performance measures will be entitled to receive payment of any cash dividends or DERs with respect to such awards unless and until such awards vest.

The Restated 2004 Plan is not being materially amended in any respect other than to reflect the changes described above. If this proposal is not approved, the Restated 2004 Plan will not become effective, but the 2004 Plan, will remain in effect.

The principal features of the Restated 2004 Plan are summarized below, but the summary is qualified in its entirety by reference to the Restated 2004 Plan, which is attached as Appendix A to this proxy statement. Our shareholders are encouraged to read the Restated 2004 Plan in its entirety.

Purpose

The purpose of the Restated 2004 Plan is to motivate certain employees, non-employee directors and independent contractors to put forth maximum efforts toward the growth, profitability, and success of the Company and its subsidiaries by providing incentives to such employees, non-employee directors and independent contractors through the award of stock options (non-qualified and incentive stock options), stock appreciation rights, stock awards (restricted and unrestricted), phantom shares, dividend equivalent rights and cash awards. In addition, the Restated 2004 Plan is intended to provide incentives that will attract and retain highly qualified individuals as employees and non-employee directors, and to assist in aligning the interests of such employees and non-employee directors with the interests of the Company’s shareholders.

Shareholder Approval

The Restated 2004 Plan will become effective only if it is approved by the Company’s shareholders. In addition, shareholders will need to approve any amendment to the Restated 2004 Plan if such amendment is determined to be material. No repricing of awards is allowed under the Restated 2004 Plan, except in connection with certain corporate transactions.

Administration

The Compensation Committee has the general responsibility to control, operate, manage and administer the Restated 2004 Plan.

Eligibility

Every employee of the Company or its subsidiaries will be eligible to participate under the Restated 2004 Plan. Participants will be selected by the Compensation Committee at its sole discretion. In addition, independent contractors and outside directors selected by the Compensation Committee may become participants in the Restated 2004 Plan. As of March 31, 2010, there were approximately 5,951 employees, including 6 executive officers, and 8 non-employee directors who were eligible to participate in the 2004 Plan.

Share Limits

If this proposal is approved, an additional 3,250,000 shares of our common stock will be available for future issuance under the Restated 2004 Plan. The aggregate number of shares that may be delivered pursuant to all awards under the Restated 2004 Plan is: (i) 3,750,748 shares of common stock, plus (ii) up to 2,078,412 shares underlying previously issued and currently outstanding awards under the 2004 Omnibus Incentive Compensation Plan in the event such awards terminate due to expiration, forfeiture or cancellation or otherwise, plus (iii) up to 805,982, shares of common stock underlying previously issued and currently outstanding awards under the Checkpoint Systems, Inc. Stock Option Plan (1992) (which was previously in effect but under which we no longer grant awards) in the event such awards terminate due to expiration, forfeiture or cancellation or otherwise. For purposes of qualifying compensation payable under the Restated 2004 Plan as “performance-based compensation” in accordance with Section 162(m) of the Code, no individual, in any calendar year may be granted more than 250,000 shares of Common Stock or be paid more than $1,000,000 under the Restated 2004 Plan.

The shares of common stock available for issuance under the Restated 2004 Plan may be either authorized but unissued shares, shares of issued stock held in the Company’s treasury, or both, at the discretion of the Company, and subject to any adjustments as provided below. Any shares of common stock underlying awards or shares of common stock underlying awards under the prior plans that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares shall again be available for issuance or payments of awards under the Restated 2004 Plan;

provided that in no event shall the following shares of common stock again be made available for issuance under the Restated 2004 Plan: (i) shares of common stock not issued or delivered as a result of the net settlement of an outstanding SAR or stock option, (ii) shares of common stock used to pay the exercise price or withholding taxes related to an outstanding award, or (iii) shares of common stock repurchased on the open market with the proceeds of the stock option exercise price.

As is customary in incentive plans of this nature, the number and kind of shares available under the Restated 2004 Plan and the then outstanding stock-based awards, as well as exercise or purchase prices, performance targets under selected performance-based awards and share limits, are subject to adjustment in the event of certain reorganizations, mergers, combinations, consolidations, recapitalizations, stock splits, stock dividends, or other similar events, or extraordinary dividends or distributions of property to the shareholders.

On April 14, 2010, the closing selling price of our common stock was $22.88 per share.

Types of Awards

The Compensation Committee may, at its sole discretion, grant the following type of awards under the Restated 2004 Plan: stock options; SARs; stock awards; stock units (phantom shares); DERs; cash awards; and/or any other type of award that is not inconsistent with the Restated 2004 Plan.

As of April 14, 2010, there were 2,614,394 shares subject to outstanding options in aggregate under all plans. The weighted average exercise price of the outstanding options is $18.27 and the weighted average remaining contractual life of each such outstanding options is 5.6 years.

As of April 14, 2010, there were 628,713 shares subject to non-vested restricted stock units in aggregate under all plans. The weighted average period over which such non-vested restricted stock units are expected to vest is 1.3 years.

The aggregate number of shares of Common Stock which shall be available for issuance or payments of awards under the Restated 2004 Plan during its term shall be 3,750,748 shares.

The Compensation Committee may use the following performance measures (either individually or in any combination) to set performance goals with respect to the grant or vesting of an award: net sales; budget; cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); earnings (including, but not limited to, net earnings, earnings per share, or earnings before or after taxes); net income; pre-tax income before allocation of corporate overhead and bonus; division, group or corporate financial goals; total shareholder return; return on shareholders’ equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the common stock or any other publicly traded securities of the Company; market share; profits (including, but not limited to, gross profits, profit growth, net operating profit or economic profit); profit-related return ratios; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; dividends; customer satisfaction; increase in number of customers; and/or reductions in costs.

Termination of or Changes to the Restated 2004 Plan

The Board of Directors has the authority to amend, suspend, or terminate the Restated 2004 Plan provided that any action that reduces the amount of any outstanding award or changes the terms and conditions of any such award will require the consent of the participant. The Board or the Compensation Committee may amend outstanding awards in any manner that would be permitted for a new award, provided that any amendment that is adverse to a participant requires the participant’s consent. Unless terminated earlier by the Board of Directors, the Restated 2004 Plan will terminate on February 17, 2019. The applicable provisions of the Restated 2004 Plan and the Compensation Committee’s authority will continue with respect to any awards then outstanding.

Plan Benefits

The table below shows, as to our named executive officers and the various indicated groups, the number of shares of common stock subject to awards granted under the 2004 Plan that were outstanding as of April 14, 2010:

		Number of Shares
	Number of Shares	Subject to
	Subject to Stock	Restricted Stock
Name and Position	Option Awards	Units

Robert P. van der Merwe President and Chief Executive Officer	637,816	73,367
Raymond D. Andrews, Senior Vice President and Chief Financial Officer	60,834	21,187
Bernard Gremillet, Executive Vice President Global Customer Management	119,771	1,684
Per Levin President, Shrink Management and Merchandise Visibility Solutions	226,490	18,560
John R. Van Zile Senior Vice President, General Counsel and Secretary	113,028	22,621
Farrokh Abadi Senior Vice President and Chief Innovation Officer	68,768	15,010
All directors who are not employees (8 persons)(1)	237,000	257,236
All current executive officers as a group (6 persons)	1,226,725	152,429
All employees who are not executive officers (243 persons)	1,387,669	476,284

(1)	All future awards under the Restated 2004 Plan will be subject to the discretion of the Compensation Committee. Each non-employee director receives a non-qualified stock option grant to purchase 10,000 shares of the Company’s common stock upon his or her initial election as a director. Beginning in 2006, pursuant to a board resolution, directors also receive an annual grant of 7,000 Restricted Stock Units (RSUs). The RSUs vest one year from the date of grant and a Director may elect to defer the receipt of the RSUs upon vesting under the Directors Compensation Plan. The Company credits each participant with a match equal to 25% of any fees earned and deferred into phantom restricted stock units in accordance with the Plan. The match for these deferrals vest one year from the date of grant.

Other Plan Provisions

Awards granted under the Restated 2004 Plan may also be subject to such other provisions (whether or not applicable to the award granted to any other participant) as the Compensation Committee determines on the date of grant to be appropriate, including, without limitation, for the installment purchase of common stock under stock options, to assist the participant in financing the acquisition of common stock, for the forfeiture of, or restrictions on resale or other disposition of, common stock acquired under any stock option, for the acceleration of vesting of awards in the event of a change in control of the Company, for the payment of the value of awards to participants in the event of a change in control of the Company, or to comply with federal and state securities laws, or understandings or conditions as to the participant’s employment in addition to those specifically provided for under the Restated 2004 Plan.

Tax Consequences

The federal income tax consequences of the Restated 2004 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the Restated 2004 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or international tax consequences.

For nonqualified stock options, generally no taxable income is recognized by a participant, and the Company will not be entitled to any tax deduction, with respect to the grant of a nonqualified stock option. The Company generally is entitled to deduct and the optionee will recognize taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. Once exercised, the participant receives short-term or long-term capital gain treatment on any further gain or loss, depending on the length of time the participant holds the stock prior to the sale. For incentive stock options, the Company is generally not entitled to a deduction nor does the participant recognize income either at the time of grant or exercise or (provided that the participant holds the shares at least two years after grant and one year after exercise) at any later time. Rather, the participant receives capital gains or loss treatment on the difference between his or her basis and the ultimate sales price.

The current federal income tax consequences of other awards authorized under the Restated 2004 Plan generally follow certain basic patterns: Stock Appreciation Rights (SARs) are taxed and deductible in substantially the same manner as non-qualified stock options; restricted stock is taxed as income at the time the restrictions lapse (although employees may elect earlier taxation and convert future gains to capital gains) equal to the excess of the fair market value over the price paid; restricted stock units, bonuses and performance share awards are generally subject to tax at the time of payment in the form of stock or cash; cash-based awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed to the individual when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income. If the vesting or payment of an award accelerates under the Restated 2004 Plan in connection with a change in control, the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration. Furthermore, if compensation attributable to awards is not performance-based within the meaning of Section 162(m) of the Code, the Company may not be permitted to deduct aggregate compensation to certain executive officers that is not performance-based, to the extent that it exceeds $1,000,000 in any tax year.

All members of the Board of Directors are eligible to receive awards under the Restated 2004 Plan and thus have a personal interest in the Restated 2004 Plan’s approval.

Vote Required

Approval of the Restated 2004 Plan requires the affirmative vote of the holders of a majority of the shares voting on such proposal, provided the total votes cast on the proposal represent more than 50% of the outstanding shares entitled to vote on the proposal. Votes “for,” “against,” and abstentions are counted as votes cast, while broker non-votes do not count as votes cast but count as outstanding shares. Thus, approval of the Restated 2004 Plan requires that the total sum of votes cast are more than 50% of the outstanding shares. Further, the number of votes for the Restated 2004 Plan must be greater than 50% of the votes cast. Thus, abstentions have the same effect as a vote against the proposal, and broker non-votes could impair our ability to satisfy the requirement that the votes cast are more than 50% of the outstanding shares.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE RESTATED 2004 PLAN.

3. THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 26, 2010.

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP to act as the Company’s independent registered public accounting firm and to audit the consolidated financial statements of the Company for the fiscal year ending December 26, 2010. This appointment will continue at the pleasure of the Audit Committee and is presented to the stockholders for ratification as a matter of good governance.

PWC has served as the Company’s independent registered accounting firm since August 1988, and one or more of the representatives of PWC will be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

The proposal to ratify the selection of PWC as the independent registered public accounting firm of the Company for the 2010 fiscal year requires an affirmative vote of the majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal.

The Board knows of no other business for consideration at the Annual Meeting. If any matters not specifically set forth on the proxy card and in this Proxy Statement properly come before the Annual Meeting, the persons named in the enclosed proxy will vote or otherwise act, on your behalf, in accordance with their reasonable business judgment on such matters.

CORPORATE GOVERNANCE

Director Nomination Procedures

Criteria for Board Nomination. The Governance and Nominating Committee considers the appropriate balance of experience, skills, and characteristics required of the Board of Directors and will ensure that at least a majority of the directors are independent under the rules of the New York Stock Exchange, that members of the Company’s Audit Committee meet the financial literacy requirements under the rules of the New York Stock Exchange, and that at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission (the “SEC”). Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business, and willingness to devote adequate time to Board duties. A more detailed description of the qualifications for directors is contained in the Company’s Corporate Governance Guidelines, a copy of which is available on the Company’s website at www.checkpointsystems.com.

The Governance and Nominating Committee annually reviews the individual skills and characteristics of the Directors, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, expertise, time availability, and industry backgrounds in the context of the needs of the Board and the Company. Although the Company has no formal policy regarding diversity, the Governance and Nominating Committee seeks a broad range of perspectives and considers both the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of Directors and prospective nominees to the Board. The Company recognizes the value of diversity and seeks to have a diverse Board, with experience in global retail, apparel and consumer goods along with experience in manufacturing, mergers and acquisitions and financial expertise. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time.

Board Nomination Process. The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board. The Governance and Nominating Committee generally considers re-nomination of incumbent directors, provided they continue to meet the qualification criteria adopted by the Board of Directors. New director candidates are evaluated by the Governance and Nominating Committee by reviewing the candidates’ biographical information and qualification and checking the candidates’ references. Qualified nominees are interviewed by at least one member of the Governance and Nominating Committee and the Chairman of the Board. The Governance and Nominating Committee evaluates which of the prospective candidates are qualified to serve as a director and whether the Governance and Nominating Committee should recommend to the Board that the Board nominate, or elect to fill a vacancy with these final prospective candidates. Candidates recommended by the Governance and Nominating Committee are presented to the Board for selection as nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

Shareholder Recommendations. The Governance and Nominating Committee uses a similar process to evaluate candidates recommended by shareholders. To date, the Company has not received any shareholder’s proposal to nominate a director.

To recommend a prospective nominee for the Governance and Nominating Committee’s consideration, please submit the candidate’s name and qualifications to the Chairman of the Governance and Nominating Committee, Checkpoint Systems, Inc. 101 Wolf Drive, Thorofare, New Jersey 08086. Submissions must contain: (a) the proposed nominee’s name and qualifications (including five year employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements, and board memberships (if any)) and the reason for such recommendation, (b) the name and the record address of the shareholder or shareholders proposing such nominee, (c) the number of shares of stock of the Company which are beneficially owned by such shareholder or shareholders, and (d) a description of any financial or other relationship between the shareholder or shareholders and such nominee or between the nominee and the Company or any of its subsidiaries. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the board and to serve if elected by the shareholders. Recommendations received by December 27, 2010, will be considered for nomination at the 2011 Annual Meeting of Shareholders. However, if the date of the 2011 Annual Meeting of Shareholders has been changed by more than 30 days from the anniversary of the date of the 2010 Annual Meeting, the recommendation must be received a reasonable time before the Company begins to print and mail its proxy materials for the 2011 Annual Meeting.

Board of Directors and Committees

Board Composition. With the exception of Robert P. van der Merwe, who serves as an officer of the Company, all other directors have been determined to be independent by the Board of Directors, in accordance with the listing standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the regulations of the SEC. The Board of Directors has made an affirmative determination that each of William S. Antle, III, George Babich, Jr., Harald Einsmann, R. Keith Elliott, Alan R. Hirsig, Jack W. Partridge, Sally Pearson and Robert N. Wildrick (each, an “Independent Director” and together, the “Independent Directors”) has no material relationship with the Company. Mr. van der Merwe serves as both Chairman of the Board of Directors and CEO of the Company, and Mr. Elliott serves as Lead Director. It is the Company’s belief that combining the roles of Chairman and CEO facilitates the decision-making process, increases stability, and unifies the Company’s strategy behind a single vision. In addition, the Company believes that the position of Lead Director complements the position of Chairman and CEO by providing independent oversight and shared governance responsibility.

Our lead independent director is responsible for:

•	convening and presiding at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors;
•	coordinating the activities of our independent directors;
•	facilitating communications between the chairman of the board and chief executive officer and other board members;
•	reviewing meeting agendas and schedules, as well as board materials, prior to board meetings;
•	consulting with the chairman of the board to assure that appropriate topics are being discussed with sufficient time allocated for each; and
•	reviewing the results of the chief executive officer’s performance evaluation with the chief executive officer and with the chair of the Executive Compensation Committee.

When performing these duties, our lead independent director consults with the chairs of our other board committees, as needed, to avoid any dilution of their authority or responsibility.

These conclusions were based on a separate review with the Governance and Nominating Committee of each Independent Director’s background for any possible affiliations with or any compensation received (other than compensation for service on the Company’s Board of Directors or committees thereof) from the Company and/or its subsidiaries. Following these reviews, the Board of Directors determined that all of the Independent Directors were “independent” for purposes of the New York Stock Exchange listing standards and the categorical standards for independence set forth below. During the past three years, no Independent Director (or any member of an Independent Director’s immediate family) has:

•	been employed by the Company;
•	received more than $120,000 in direct compensation from the Company in any 12-month period (other than for director and committee fees and pension or other forms of deferred compensation for prior service);
•	been affiliated with or employed by an auditor of the Company or the Company’s internal audit staff;
•	been employed by any company whose compensation committee includes an officer of the Company; or
•	been employed by a company that has made payments to, or received payments from, the Company in an amount that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Board Meetings. The Board held six regular meetings in 2010. The cumulative average attendance of all directors at Board and Committee meetings was greater than 95%. The cumulative average attendance of all directors at Committee meetings was greater than 95%. All of the Board members attended the Company’s 2009 Annual Meeting of Shareholders, except for Mr. Elliott, who was not able to attend due to his recovering from back surgery.

The Board believes that the number of scheduled Board meetings should vary with circumstances and that special meetings should be called as necessary. While the Board recognizes that directors discharge their duties in a variety of ways, including personal meetings and telephone contact with management and others regarding the business and affairs of the Company, the Board feels it is the responsibility of individual directors to make themselves available to attend both scheduled and special Board and committee meetings on a consistent basis. There will be a minimum of four Board meetings annually.

Non-employee directors regularly meet in executive sessions without the presence of management. R. Keith Elliott, as Lead Director, presides over such executive sessions. Non-employee directors include all Independent Directors as well as any other directors who are not officers of the Company, whether or not “independent” by virtue of a material relationship with the Company or otherwise.

During 2009, the Board and each of the Board Committees evaluated their own performance through self assessments.

Interested parties may communicate directly with the Lead Director or with the non-employee directors as a group by writing to the Lead Director, Checkpoint Systems, Inc., 101 Wolf Drive, Thorofare, New Jersey 08086.

Board Committees. It is the intent of the Board that Committee members and Committee Chairs will be rotated on a regular basis in accordance with a pre-determined rotation schedule. The assignment of Committee members and Committee Chairs shall be recommended by the Governance and Nominating Committee and approved by the Board. Although rotation is preferred there is no specific restriction on assignments outside of the rotation based on Committee requirements. The following table sets forth the Committees of the Board, the composition thereof, as of the as of the record date, April 14, 2010 and the number of meetings of each Committee held in 2009:

	Members of the	Number of
Name of Committee	Committee	Meetings Held in 2009

Audit Committee	William S. Antle, III	7
	George Babich, Jr.*
	Alan R. Hirsig
	Jack W. Partridge
	Robert N. Wildrick
Compensation Committee	Harald Einsmann	5
	R. Keith Elliott
	Alan R. Hirsig
	Jack W. Partridge
	Sally Pearson*
Governance and Nominating Committee	William S. Antle, III	6
	George Babich, Jr.
	Harald Einsmann*
	R. Keith Elliott
	Sally Pearson
	Robert N. Wildrick

*	Chairperson.

Audit Committee. The Audit Committee monitors the financial reporting policies and processes and system of internal controls of the Company. The Committee monitors the audit process and has sole responsibility for selecting the Company’s independent auditors. The Audit Committee operates under a charter which is available on the Company’s website at www.checkpointsystems.com. In addition to being “independent” directors within the meaning of the New York Stock Exchange listing standards, as currently in effect, all members of the Audit Committee satisfy the heightened independence standards under the SEC rules, as currently in effect. Mr. Babich serves on the audit committee of Teleflex, Inc. The Board has determined that such simultaneous audit committee service would not impair the ability of such directors to effectively serve on the Company’s Audit Committee.

The Board has determined that Messrs. Antle and Babich are “audit committee financial experts” as that term is defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934. Item 401(h) further provides for the following safe harbor:

(i)	A person who is determined to be an audit committee financial expert will not be deemed an expert for any other purpose, including without limitation for purposes of section 11 of the Securities Act of 1933 (15 U.S.C. 77k), as a result of being designated or identified as an audit committee financial expert pursuant to this Item 401.

(ii)	The designation or identification of a person as an audit committee financial expert pursuant to this Item 401 does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the audit committee and board of directors in the absence of such designation or identification.

(iii)	The designation or identification of a person as an audit committee financial expert pursuant to this Item 401 does not affect the duties, obligations or liability of any other member of the audit committee or board of directors.

Compensation Committee. The Compensation Committee is responsible for reviewing the performance of the Chief Executive Officer and acts at various times during the year to approve salaries, benefits and compensation arrangements for the Company’s officers, including the Chief Executive Officer, and to grant stock compensation and other equity based awards. The compensation paid to employee directors is approved by all of the Company’s independent directors. Each member of the Compensation Committee is independent as required by the New York Stock Exchange listing standards. The Compensation Committee operates under a charter, a copy of which is available on the Company’s website at www.checkpointsystems.com.

Consistent with new SEC disclosure requirements, we have assessed the company’s compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company.

Governance and Nominating Committee. The Governance and Nominating Committee provides advice to the full Board with respect to: (a) Board organization, membership and function; (b) Committee structure and membership; and (c) succession planning for the executive management of the Company. In carrying out its duties, the Governance and Nominating Committee has also been delegated the responsibility to: determine criteria for the selection and qualification of the Board members; recommend for Board approval persons to fill vacancies on the Board which occur between annual meetings; evaluate, at least annually, each Board member’s “independence” and make recommendations, at least annually, regarding each Board member’s “independence” status consistent with then applicable legal requirements; make recommendations regarding director orientation and continuing education; consider the effectiveness of corporate governance practices and policies followed by the Company and the Board; and conduct at least annually a performance assessment of the Board. Each member of the Governance and Nominating Committee is independent as required by the New York Stock Exchange listing standards. The Governance and Nominating Committee operates under a charter, a copy of which is available on the Company’s website at www.checkpointsystems.com.

Risk Oversight. Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. Management is responsible for the establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. Our Board of Directors reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company.

Our Board of Directors administers its risk oversight function with respect to the our operating risk as a whole, and meets with management to receive updates with respect to out operations, business strategies and the monitoring of related risks. The Board also delegates oversight to Board committees to oversee selected elements of risk:

•	Our Audit Committee oversees financial risk exposures, including monitoring the integrity of the financial statements, internal controls over financial reporting, and the independence of the independent auditor of the Company. The Audit Committee receives an annual risk and internal controls assessment report from the Company’s internal auditors. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance with legal and regulatory matters related to the Company’s financial statements and meets quarterly with our financial management, independent auditors and legal advisors for updates on risks related to our financial reporting function. The Audit Committee also monitors our whistleblower hot line with respect to financial reporting matters.
•	Our Governance and Nominating Committee oversees governance related risks by working with management to establish corporate governance guidelines applicable to the Company, including recommendations regarding director nominees, the determination of director independence, Board leadership structure and membership on Board Committees.
•	Our Compensation Committee oversees risk management by participating in the creation of compensation structures that create incentives that encourage a level of risk-taking behavior consistent with the Company’s business.

Board Compensation. Directors receive reimbursement of out-of-pocket expenses for attending Board and Committee meetings. Employee directors receive no additional compensation for attending Board and Committee meetings. Set forth below is the compensation received in 2009 for non-employee directors.

Non-Employee Director Compensation

In 2009, our non-employee directors earned the following: $7,500 quarterly retainer; $2,000 per day for each Board of Directors’ meeting attended in person; $2,000 for each Committee Meeting attended in person in conjunction with a Board of Directors meeting; and $1,000 for each Board of Directors/Committee meeting attended by telephone in which a majority of directors/committee members participated. In addition, the following quarterly retainers were paid: $2,500 to the Lead Director; $2,500 to the Audit Committee Chairman; $1,875 to the Compensation Committee Chairman; and $1,875 to the Governance and Nominating Committee Chairman. The following table sets forth the amount of various cash payments to non-employee directors.

Amount of
Type of Compensation	Payment

Annual Retainer — Board Members	$30,000
Additional Annual Retainer — Lead Director	$10,000
Additional Annual Retainer — Committee Chairpersons	$7,500
Additional Annual Retainer — Audit Committee Chairperson	$10,000
Board Attendance Fee (per day)	$2,000
Telephonic Board Meetings	$1,000
All Other Committee Meetings	$2,000

DIRECTOR COMPENSATION FOR 2009

	Fees earned or	Stock	All Other
Name	paid in cash	Awards	Compensation	Total
(a)	($)(b)(1)	($)(c)(2)(3)	($)(e)(4)	($)(f)

William S. Antle, III	67,000	129,850	16,750	213,600
George Babich, Jr.	69,185	129,850	—	199,035
Harald Einsmann	69,500	129,850	—	199,350
R. Keith Elliott	73,000	129,850	—	202,850
Alan R. Hirsig	66,000	129,850	16,500	212,350
George W. Off(5)	16,925	—	—	16,925
Jack W. Partridge	73,308	129,850	—	203,158
Sally Pearson	72,625	51,940	—	124,565
Robert N. Wildrick	69,000	129,850	17,250	216,100

(1)	Amounts reflect compensation earned by each director during 2009 under the Directors’ Deferred Compensation Plan. Messrs. Antle, Hirsig, and Wildrick have elected to defer their earned fees into phantom restricted stock.

(2)	The amounts shown represent the aggregate grant date fair value of stock awards granted during 2009, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“ASC Topic 718”). The valuation assumptions used in determining such amounts are described in Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ending December 27, 2009, and filed on February 23, 2010.

(3)	During 2009, each director, except for George Off and Sally Pearson, was awarded 7,000 restricted stock units (grant date fair value of $103,880), which vest over a one year period. As each director who was awarded 7,000 restricted stock units elected to defer their restricted stock units upon vesting, a 25% or 1,750 share matching restricted stock unit grant (grant date fair value of $25,970), was awarded pursuant to the terms of the Directors’ Deferred Compensation Plan. George Off was not awarded restricted stock units during 2009 since he retired on June 6, 2009. In years 2008 and 2007, Ms. Pearson elected not to defer awards but was inadvertently issued 1,750 deferral RSUs each year (grant date fair values of $44,669 in 2008 and of $38,334 in 2007) and as a result, in order to correct the mistake, was awarded 3,500 units (grant date fair value of $51,940) instead of 7,000 units during fiscal 2009.

(4)	The amounts shown represent the fiscal 2009 Company match under the Directors’ Deferred Compensation Plan. The Company credits each participant with a match equal to 25% of any fees earned and deferred into phantom restricted stock units in accordance with the Plan. The match for these deferrals vest one year from the date of grant.

(5)	George Off retired from the Company’s Board of Directors on June 3, 2009.

As of December 27, 2009, each director has the following number of options and stock awards outstanding, respectively: Mr. Antle, 42,000 and 35,000; Mr. Babich, 10,000 and 35,000; Mr. Einsmann, 22,000 and 35,000; Mr. Elliott, 42,000 and

35,000; Mr. Hirsig, 22,000 and 35,000; Mr. Partridge, 52,000 and 35,000; Ms. Pearson, 37,000 and 29,750; and Mr. Wildrick, 10,000 and 8,750. On December 27, 2009, Mr. Off had 659,216 options outstanding; all options were granted during Mr. Off’s tenure as CEO of the Company. No option awards were granted to non-employee directors during fiscal year 2009.

Awards to Non-Employee Directors and Other Compensation.

Under the Company’s 2004 Omnibus Incentive Compensation Plan (the “Omnibus Plan”), non-employee directors are eligible to receive equity-based compensation awards, including non-qualified stock options to purchase Checkpoint Common Stock. Pursuant to the terms of the Omnibus Plan, no director may receive total stock-denominated awards in a calendar year which correspond to more than 250,000 shares of Common Stock of the Company.

Each non-employee director receives a non-qualified stock option grant to purchase 10,000 shares of the Company’s common stock upon his or her initial election as a director. Beginning in 2006, pursuant to a board resolution directors also receive an annual grant of 7,000 Restricted Stock Units (RSUs). The RSUs will vest one year from the date of grant and a Director may elect to defer the receipt of the RSUs upon vesting under the Directors Compensation Plan. The Company credits each participant with a match equal to 25% of any fees earned and deferred into phantom restricted stock units in accordance with the Plan. The match for these deferrals vest one year from the date of grant.

Under the Company’s Directors’ Deferred Compensation Plan, non-employee directors may defer all or a portion of their cash compensation to a deferred compensation account. Under the Directors’ Deferred Compensation Plan, non-employee directors may elect to: (1) receive cash for all services; (2) defer a percentage of cash compensation and receive 125% of the value of the deferred amounts in phantom Company shares, valued on the last trading day of the calendar quarter in which he or she would have received a cash payment, with deferred shares distributed upon the director’s separation from service; or (3) any combination thereof.

Shareholder Access to Directors

Generally, shareholders who have questions or concerns regarding the Company should contact the Investor Relations department at (856) 848-1800, Ext. 2174. Any shareholders, however, who wish to address questions regarding the business or affairs of the Company directly with the Board of Directors, or any individual director, should direct his or her questions in writing to any director or to all directors c/o Checkpoint Systems, Inc., 101 Wolf Drive, P.O. Box 188, Thorofare, New Jersey 08086.

Compensation Committee Report

The Compensation Committee of the Board of Directors, comprised of independent directors, has reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2010 Shareholder Meeting Schedule 14A Proxy Statement (the “Proxy Statement”) filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended. Based on the reviews and discussions referred to above, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and Annual Report on Form 10-K through incorporation by reference.

Compensation Committee

Harald Einsmann
R. Keith Elliott
Alan R. Hirsig
Jack W. Partridge
Sally Pearson, Chairperson

Compensation Committee Interlocks and Insider Participation

None of our Compensation Committee members is a current or former employee or officer of the Company or its subsidiaries. None of the Compensation Committee members had any relationship requiring disclosure by the Company under Item 404 of the SEC’s Regulation S-K during 2009 or before. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has an executive officer serving as a member of the Company’s board of directors or Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In 2009, our business was impacted by the unprecedented credit crisis and on-going softening of the global economic environment. In response to these market conditions, we continue to focus on providing customers with innovative products that will be valuable in addressing shrink, which is particularly important during a difficult economic environment. We have also implemented initiatives to reduce costs and improve working capital to mitigate the effects of the economy on our business. One of these initiatives included a decision to reduce all employee salaries (including those of the named executive officers, or NEOs) by 10%, effective April 1, 2009. This reduction remained in effect through December 31, 2009. We believe that the strength of our core business and our ability to generate positive cash flow will sustain us through this challenging period.

During 2009, revenues decreased by $144.4 million, or 15.7%, from $917.1 million to $772.7 million. Foreign currency translation had a negative impact on revenues of $28.4 million for the full year of 2009.

We are a multinational manufacturer and marketer of integrated system solutions for retail security, labeling, and merchandising. Operating directly in 30 countries, we have a global network of subsidiaries and distributors, and provide customer service and technical support around the world. We are directly impacted by our customers’ dependence upon retail sales, which is susceptible to economic cycles and seasonal fluctuations. Furthermore, as approximately two-thirds of our revenues and operations are located outside the US, fluctuations in foreign currency exchange rates could have a significant impact on reported results.

Given the complexities of running operations in 30 countries and selling into the cyclical retail sector, it is critical to our long-term success and ability to create sustainable value for our shareholders that we attract and retain the best talent with experience in global operations and knowledge of local retail markets. Our executive compensation programs are an important component of our ability to achieve our business objectives. Our NEOs for the year ended December 31, 2009 included Robert van der Merwe, Chief Executive Officer and President; Raymond Andrews, Senior Vice President and Chief Financial Officer; Per Levin, President, Shrink Management and Merchandise Visibility Solutions; Bernard Gremillet, Executive Vice President, Global Customer Management; John Van Zile, Senior Vice President, General Counsel and Secretary, and Farrokh Abadi, Senior Vice President and Chief Innovation Officer. Under the supervision of the Compensation Committee of the Board of Directors, or the Committee, we have developed and implemented compensation policies, plans and programs that seek to enhance shareholder value by aligning the financial interests of our executive officers with those of our shareholders. Annual base salary, annual incentive bonuses, and long-term incentive compensation are tied to our performance in a manner that encourages a sharp and continuing focus on effective capital allocation, cash flow management, revenue growth and long-term profitability, while motivating senior management to perform to the full extent of their abilities in the long-term interests of shareholders. Our executive compensation programs also provide an important incentive in attracting and retaining executive officers.

Oversight of the Executive Compensation Program

The Committee oversees our executive compensation program. The members of the Committee are: Sally Pearson, Chairperson, Harald Einsmann, R. Keith Elliott, Alan R. Hirsig and Jack W. Partridge. In order to maintain objectivity, the Committee has a three-year rotation schedule of its members, who are all independent directors; the chair rotates every two years. Ms. Pearson was elected as Chairperson in 2008. The Committee retains the services of an outside compensation consultant to support the Committee’s oversight of the executive compensation programs and authorizes the compensation consultant to work with management.

Several members of senior management participated in the Committee’s executive compensation process for fiscal year 2009. To assist in carrying out its responsibilities, the Committee also regularly received reports and recommendations from an outside compensation consultant, Mercer (US) Inc. (“Mercer”). At the request of the Committee, Mercer provided market data, historical compensation information, and advice regarding best practices in executive compensation and compensation trends for the NEOs. The Committee discussed the data and reached consensus on executive compensation decisions during an executive session without management or its consultant present. Our fees to Mercer during 2009 were less than $120,000.

Management’s Role in the Executive Compensation Process

Mr. van der Merwe and Mr. Robert Wiley, our Senior Vice President and Chief Human Resources officer, each played an important role in the Committee’s executive compensation process for fiscal year 2009 and regularly attended Committee meetings. Mr. Wiley joined the Company in April 2009 and attended all Compensation Committee meetings after his hire date. For fiscal year 2009, Messrs. van der Merwe and Wiley provided their perspectives to the Committee regarding both executive compensation matters generally and the performance of the executives reporting to Mr. van der Merwe. At the Committee’s February 2009 meeting to approve 2008 incentive compensation and 2009 long-term incentive grants, Mr. del Amo, the Company’s former Senior Vice President of Human Resources (who resigned from the Company, effective December 28, 2008, but provides transitional consulting services to the Committee and to Management through December 2010) presented recommendations to the Committee on the full range of annual executive compensation decisions, including (i) annual incentive bonus plan structure and determination of performance targets, (ii) long-term incentive compensation strategy, (iii) target competitive positioning of executive compensation based on prior year performance; and (iv) target total direct compensation for each executive officer, including base salary adjustments, target incentive bonus and equity grants. The compensation recommendations were developed in consultation with Mr. van der Merwe, and were accompanied by market data provided by Mercer. The Committee exercised its independent discretion regarding whether to accept management’s recommendations and made final decisions about each executive officer’s compensation levels and targets in executive session without management present. Ms. Pearson also met periodically with Mr. Wiley to confer on current and upcoming topics likely to be brought before the Committee.

The Role of the Consultants in the Executive Compensation Process

Mercer has been a consultant to us and the Committee since 2004 and representatives of Mercer have regularly attended Committee meetings and attended executive sessions as requested by the Committee chairperson. In 2009, Mercer performed the following consulting services: (i) conducted competitive assessments of compensation paid to the top executives; (ii) commented on share and run rate dilution practices among peers; (iii) reconfirmed our peer group for compensation comparison; and (iv) completed an assessment of pay and performance alignment. Specific to 2009 compensation recommendations, the former SVP of HR and former CEO utilized analyses that were conducted by Mercer in late 2008 to make compensation decisions for the NEO’s as it pertains to salary, bonus and long-term incentives. Due to the recession and focus on cost cutting measures, management did not utilize Mercer’s services until the fourth quarter of 2009.

Our Executive Compensation Program Objectives

This section covers the objectives of the executive compensation program, including the types of behavior and focus the program is designed to reward and how the various compensation components fit into the program. The following core principles reflect our compensation philosophy and objectives. We believe that this compensation program encourages superior performance and rewards executives only when specific results have been attained. The program is used to reinforce and encourage the attainment of performance objectives. Ultimately, executives who do not meet expected levels of performance over time could be terminated.

1.	Provide Competitive Compensation to Executives

We operate in a competitive market for executive talent and strive to provide compensation that is sufficient to attract and retain the best talent. We have articulated a philosophy for competitive pay with respect to each compensation element and with respect to the compensation elements in the aggregate, as described below. We annually ask our outside compensation consultant, Mercer, to complete a review of market pay levels to assess the competitiveness of our executive compensation program. In determining what constitutes the “market” against which NEO pay is evaluated for appropriateness, we reference two sets of competitive data: peer data and broader published survey data.

In October 2008, Mercer conducted a review of our peer group and adjusted the group to reach a level of 10 to 15 representative peers. The peer group adjustment was made because a number of the companies in our prior peer group had fallen out due to consolidation and other factors, and because the Committee wanted the peer group to reflect global manufacturing companies of a similar size to us. The peer companies below are U.S.-based manufacturing organizations with global operations. This peer group was reconfirmed in October 2009 and includes the following organizations:

				Market
		2009	2009 Net	Capitalization	1 Year TSR
Name	Fiscal Year Ending	Revenue	Income	[Feb 2010]	[Feb 2010]

Albany International Corp.	December	$871	$(32)	$597	133%
Interface, Inc.	December	$860	$11	$544	286%
Woodward Governor Company	September	$1,430	$94	$1,958	69%
EnPro Industries, Inc.	December	$803	$(139)	$553	68%
Nordson Corporation	October	$819	$(160)	$2,227	168%
Neenah Paper, Inc.	December	$574	$(1)	$208	180%
Varian, Inc.	September	$807	$39	$1,500	128%
Graco Inc.	December	$579	$49	$1,645	66%
Buckeye Technologies Inc.	June	$755	$(65)	$428	389%
Robbins & Myers, Inc.	August	$640	$55	$796	51%
CIRCOR International, Inc.	December	$643	$6	$525	40%
Franklin Electric Co.	December	$626	$26	$659	32%
Lufkin Industries, Inc.	December	$521	$22	$1,086	127%
Gerber Scientific, Inc.*	April	$553	$2	$159	170%
Cascade Corporation	January	$314	$(39)	$301	69%
75th Percentile		$813	$32	$1,293	169%
Median		$643	$6	$597	127%
25th Percentile		$577	$(36)	$477	67%
Checkpoint Systems, Inc.	December	$773	$26	$804	165%

*	2009 Revenue and Net Income data unavailable. 2008 data disclosed.

Source:	S&P’s Research Insight Database

These peers were selected and reconfirmed because they are all of a similar size to us and they:

•	either compete directly with us for customers or have a similar customer segment base;

•	have the potential for being specific competitors for our executive talent;

•	are competitors from a capital markets standpoint, in recognizing that investors have alternatives for deploying capital and that executive pay should reflect that consideration; and,

•	derive at least 35% of total revenue from outside the United States.

In addition to the above peer companies, we also look at Avery Dennison and Sensormatic to provide additional perspective on larger companies who operate and compete with Checkpoint on a more direct basis. While these companies are not currently part of the formal peer group, we find it prudent to review their compensation practices given our growth strategy.

Competitive data is compiled from this group based on public filings to provide information on the magnitude of total executive pay, the mix between base salary, annual incentives and long-term incentives, and executive compensation practices and plan designs. The Committee also references broader published survey data for companies within the electronics and general manufacturing industries for purposes of general background information. This data, which includes broadly-available compensation survey data from leading survey providers, including Mercer and other companies, is used to provide a general reference of competitive pay data for purposes of consistency. This data was compiled by Mercer and includes data from Mercer’s proprietary database, as well as other published surveys from compensation survey firms. We do not use this broad survey data for bench-marking purposes. Although the Committee reviews and considers the aggregated survey data for purposes of developing a baseline understanding of types of compensation, including compensation levels and elements derived from this supplementary pooled data, the Committee does not see the identity of any of the surveyed companies and the aggregated data is reviewed only to ensure that our compensation levels and elements are consistent with market standards.

After considering the broad survey data as background for purposes of determining whether the elements of compensation that we offer are generally consistent with the types of compensation offered by other companies, we then consider the data from our peer group as a reference for the competitive market for pay for individual positions. Our executive pay packages are evaluated against this peer group data and, in combination with other factors, judgments about appropriate compensation levels are determined. Our philosophy is to, over time, provide base salaries (fixed salaries) that fall within a competitive range of the median of the market, although particular individual salaries may vary from that reference based on a series of factors. Our consultant, Mercer, identifies the competitive range as being +/-15%. When the impact of the 10% salary reduction is taken into account, four of our six NEO’s had salaries in 2009 that were aligned with the 50th percentile of the peer group, while two of the NEO’s had salaries that aligned with the 75th percentile. Performance-based, variable incentives are emphasized to deliver total compensation levels that vary depending upon individual and company performance. Over time, we expect to manage base salaries to the market median by providing no, or modest, base pay increases. In 2009, we determined total cash compensation (“TCC”) levels for the NEOs based on Mercer’s December 2009 review at the 75th percentile, assuming payout of annual incentive bonuses at maximum levels.

2.	Emphasize Variable Performance Pay Over Fixed Pay and Long-Term Goal Attainment Over Short-Term Goal Attainment

We believe that the higher the level of executive responsibility, the more pay should be tied to performance. Our targeted compensation mix is aligned with competitive market pay mix practices so that on average approximately 40% to 50% of each NEO’s compensation is in base salary and 50% to 60% is in variable compensation. In keeping with this philosophy, only 22% of our CEO’s compensation is in base salary. As described more fully below, variable compensation consists of awards for both annual and long-term performance. The mix of variable compensation is intended to emphasize achievement of long range goals. As a result, of the total amount of variable compensation target opportunity, approximately two-thirds focuses on long-term performance and one-third focuses on the achievement of annual goals. This mix helps us support the objective of focusing the NEOs on achieving long-term results, but also placing meaningful weight on the achievement of annual operating objectives.

3.	Align our Compensation with Shareholders’ Economic Interests

Our ultimate objective is to increase the value of our shares for our shareholders. The compensation program is designed to align management with this objective through the use of long-term incentives that are delivered in the form of equity, including stock options and performance-contingent stock grants. In other words, a significant portion of each executive’s compensation package serves to align the level of compensation received with the benefits delivered to shareholders. We also have share ownership guidelines that require each executive and director to hold a meaningful economic stake in our stock. Finally, we offer a voluntary deferred compensation plan under which executives may defer cash compensation in the form of stock units, which encourages executives to invest in our stock. These programs are described in more detail below. See “Elements of the Executive Compensation Program”.

Differentiate Compensation for Individual Performance

We foster a performance-oriented culture that recognizes differing contributions of our executives in our success. The executive compensation program is administered to reinforce the specific contributions of individuals in furthering our goals. Specifically, each year an annual performance evaluation of each NEO is completed to assess individual contributions to the Company. The evaluation for NEOs other than the CEO is conducted by the CEO and reviewed by the Committee. The CEO submits a self evaluation to the Committee for their consideration in determining overall performance and related compensation decisions. Performance is assessed based on agreed upon objectives and other criteria. The performance rating of each individual NEO, in addition to performance of the Company as whole, is measured through annual and long-term incentive goals, directly affecting compensation levels. For example, base salary increases, annual incentive awards, and grants of long-term incentives are tied to both Company and individual performance. Individual performance is determined by a review of management business objectives (“MBOs”), leadership competencies and other significant contributions made outside stated MBO’s. In 2009, the NEOs each had 50% of their annual incentive bonus tied to a company performance goal of EPS and 50% tied to individual performance goals that we deemed to create greater shareholder value. The CEO’s bonus target was 100% of base salary and the other NEOs’ bonus targets ranged from 75% to 80% based on the level of responsibility for the position. In addition, each of the NEOs, except the CEO, was eligible for an additional bonus of up to 25% of base salary, based solely upon the Committee’s qualitative determination of each NEO’s performance. As per his employment agreement, Mr. van der Merwe can receive an additional performance bonus of up to 50% of his salary.

We aim to provide compensation to our NEOs on a global level that is competitive with pay in the United States. We have established levels of pay in order to recognize that the business operates on a global basis and that we need talent that can be recruited from a variety of locations around the world. Our compensation structure also enables our most senior executives to maintain a consistent emphasis on achieving annual and long-term performance results regardless of the executive’s location. Therefore, total compensation levels for each NEO may differ based on his or her responsibilities and level of performance, but do not vary based on his or her geographical location.

Elements of the Executive Compensation Program

This section describes each element of compensation used by us, the rationale for each element, why we chose to incorporate each element into our compensation practices, how each element furthers our compensation goals and philosophies and the methodology used to determine the amount of each element.

The primary elements of our executive compensation program are as follows:

Element	Objectives Achieved	Purpose	Competitive Position

Base salary	• Pay-for-performance • Quality of talent	Provide annual cash income based on: • level of responsibility, performance and experience • comparison to market pay information	• Compared to median of peer groups • Actual base salary will vary based on the individual’s performance and experience in the position
Annual cash incentive	• Pay-for-performance
Motivate and reward achievement of the following annual performance goals:

•   corporate key financial goals

•   other corporate financial and strategic performance goals

•   performance of the business unit or staff function of the individual, as applicable
• Target compared to median of peer groups • Actual payout will vary based on actual corporate and business unit or staff function performance
Long-term equity incentive	• Stockholder alignment • Focus on long-term success • Pay-for-performance • Quality of talent	Provide an incentive to deliver stockholder value and to achieve our long-term objectives, through awards of: • performance-based restricted share units • stock option grants	• Target compared to median of peer groups

•   Actual payout of performance-based restricted share units will also vary based on actual corporate performance

• Actual payout will vary based on actual stock performance
Retirement benefits	• Quality of talent	Provide competitive retirement plan benefits through pension plans, 401(k) plan and other defined contribution plans	• Benefits comparable to those of peer groups
Post-termination compensation (severance and change in control)	• Quality of talent
Encourage attraction and retention of executives critical to our long-term success and competitiveness:

•   Severance Pay Plan, which provides eligible employees with payments and benefits in the event of certain involuntary terminations

•   Executive Severance Plan, which provides executives payments in the event of a qualified separation of service following a change in control
• Subject to review and approval by the Committee on a case-by-case basis

Base Salary

Each of our NEOs realized a 10% reduction in base salary effective on April 1, 2009 from 2008 base salary rates. This 10% reduction continued through 2009. On January 1, 2010, the 10% reduction was reversed and the base salaries of each of our NEOs were raised to the amount prior to the 10% reduction on April 1, 2009.

NEO base salaries are intended to provide a base level of fixed compensation for performance of the core function of each position’s responsibilities. Salary levels are set based on a variety of factors, including the executive’s responsibilities, skill, experience and performance, as well as competitive norms. As we believe in rewarding performance, our policy is not to implement across the board standard salary increases, but rather to base salary increases on merit and particular market circumstances.

Salaries for NEOs are adjusted periodically if a significant change in market salary level occurs, a NEO is promoted, or internal inequities warrant an adjustment. Performance achievements are considered in base salary adjustments. The CEO’s salary is established by the Committee. For other NEOs, the CEO recommends a base salary adjustment to the Committee for its approval. The salary increases are meant to make our base salaries competitive as compared to our peer group, to recognize increasing levels of responsibilities, and due to inflation.

Annual Incentive

NEOs are also eligible for annual incentive awards, which are approved by the Committee. Annual incentive awards are dependent on the achievement of annual financial objectives. For 2009, performance awards were provided under the shareholder-approved Omnibus Plan. The purpose of the annual incentive awards is to reinforce the importance of attaining profitability and other objectives determined to be important for each year based on our business strategy.

The maximum annual incentive payouts for the NEOs for 2009, as approved by the Committee, were the following:

		Maximum Payout as a	Additional Bonus Opportunity as %
		% of Base Salary	of Base Salary Linked	Maximum Total
		for Achieving	to Annual Qualitative Individual	Payout as a % of
	Grade	Annual Objectives	Performance Rating	Base Salary

Robert P. van der Merwe	25	100%	50%	150%
Bernard Gremillet	22	80%	25%	105%
Raymond D. Andrews	21	75%	25%	100%
Per H. Levin	21	75%	25%	100%
John R. Van Zile	21	75%	25%	100%
Farrokh Abadi	21	75%	25%	100%
Steven Davidson	21	75%	25%	100%

These levels were established to ensure a competitive annual incentive opportunity with a range of payouts tied to performance achievements, consistent with the Company’s philosophy of linking compensation to performance. As shown in the table, there are two components of annual incentives. The first, as shown in column three, is dependent upon achievement of MBOs, which are annual corporate financial/operating objectives, as further described below. The second, as shown in column four, is directly linked to each NEO’s annual performance appraisal, as discussed below. Payment of maximum annual incentive amounts is targeted so that cash compensation approximates the 75th percentile of the market of our stated peer group. In 2009 and prior years, the achievement of MBOs was binary — the MBO was either achieved 100% or was not achieved (0% credit). The maximum percentage was determined by the Committee after reviewing market data and consulting with Mercer.

Maximum Payout as a Percent of Base Salary for Achieving Annual Objectives

The most significant component of annual incentive compensation is determined on an individualized basis according to a list of MBOs, which is set for each of our executives, including each NEO, at the beginning of each year. Each NEO is entitled to a maximum payout, measured as a percentage of base salary for achieving the MBOs. The maximum payout percentages are set forth in the Grants of Plan Based Awards tables and the table above.

Maximum payout as a percentage of base salary for achieving annual objectives is awarded based on the successful attainment of all MBOs. The MBOs represent performance targets and are directly linked to each year’s financial and strategic objectives of the Company. In addition to an earnings per share MBO, each executive is assigned between three and five individual performance goals to achieve. The MBOs are assigned a weighted rank based on their relative importance which corresponds to the portion of the annual incentive that is linked to achievement of a particular goal. If the MBO is reached, a portion of the annual incentive is paid. If it is not reached, that portion of the incentive is not paid. Therefore, all objectives for an NEO must be achieved for the NEO to receive the maximum payout amount. As indicated by historical payout levels, the MBOs have resulted in payouts, on average, of less than 60% of maximum award amounts about half of the time. The Committee’s intent in establishing these goals and target percentages is to provide a comparable level of difficulty in achieving the goals and receiving annual incentive awards for each NEO annually, as indicated by this historical assessment. However, payment of annual incentives will vary from year to year and may or may not be consistent with historical payment trends.

A primary component of each NEO’s MBOs is the achievement by the Company of certain financial goals. In 2009, these financial goals accounted for 50% (or more) of the NEO MBOs for the 2009 annual incentive award. In 2009 we also introduced a corporate results coefficient (“CRC”), which acts as a multiplier for bonus if our Pro Forma Earnings per Share (“EPS”) target for 2009 was met. For 2009, the following payout schedule applied to the NEOs:

2009 EPS Result	Payout for NEOs

< $0.40	0%
$0.40	50%
$0.50	63%
$0.60	75%
$0.70	88%
$0.80-$0.90	100%
$1.00	103%
$1.10	106%
$1.20	109%
$1.30	110%
$1.40	126%
$1.50	135%
$1.60	144%
$1.70	152%
$1.80	161%
$1.90	170%
$2.00	178%
$2.10	187%
$2.20	195%
$2.25	200%

Since our 2008 Pro Forma EPS was $0.89, we determined that we did not to provide a payout above 100% until 2009. Pro Forma EPS was above the 2008 Pro Forma EPS result. This results in a payout curve with a flat line between $0.80 and $0.90 as illustrated below.

An EPS result between $0.40 and $0.79, would result in NEO bonuses being paid in restricted stock units (“RSUs”). The remaining 50% of the MBOs for an NEO relates to the NEO’s achievement of an itemized list of specific objectives that is tailored to each officer’s particular job responsibilities. Typically, each officer is given a list of six to eight discrete individual objectives, and each objective is assigned a percentage weight with respect to the aggregate MBOs, ranging from 5% to 25% each. The individualized MBOs typically constitute objectively measurable goals that provide the NEOs with specific guidance regarding what he or she must accomplish to achieve the objective, and ultimately the maximum annual incentive award. For each MBO that is achieved, the NEO will be entitled to the percentage of his maximum MBO payout that is assigned to that objective; however, an NEO is not entitled to any MBO payout with respect to an individual MBO unless 100% of that MBO is achieved. For example, if a particular NEO achieves all but one of his MBOs (including the EPS goal), and the MBO that he did not achieve was assigned a percentage of 10%, then such officer will be entitled to 90% of his maximum annual incentive award. The individual MBOs for 2009 for each NEO and the percentages assigned to each MBO are set forth in the tables below. During 2009, all NEO’s except for Mr. Levin, achieved all stated MBO’s, which yielded 100% payout for their MBO bonuses. Our 2009 EPS result was slightly above target and would have increased NEO bonuses accordingly. The NEO’s opted out of this additional amount so more bonus dollars could be distributed below the executive level.

	Limit	Achieve	Achieve	Achieve
	attrition of	Apparel	average	average
	defined	Labeling	Worldwide	Worldwide	Achieve	Achieve
	top-talent	Solutions	Days in	Days Sales	Key	new
	base and	(ALS)	Inventory	Outstanding	Account	product	Manage
	Conduct	revenue of	target of	target of 84	(defined)	revenue of	SG&A to	Return on
	global HR	at least	$108	and $200	sales	16% of	33.7% of	Invested
	survey	$123	million at	million at	growth of	total	total	Capital of
	(each 5%)	million	year end	year end	19%	revenue	revenue	6.3%

R. van der Merwe, President and Chief Executive Officer	10%	10%	10%	10%	10%	10%	10%	30%

Achieve
Average
WW
	Target of				Implement		Reassessment of
	84 Days				Enterprise		staffing
	and Year-		Achieve		Risk		and
	end	Achieve	WW		Management	Liquidity	deployment of	Return on
	Receivable	Global	Inventory	Business	assessment and	Management &	global	Invested
	Balance of	Finance	Target of	Process	review	Currency	finance	Capital of
	$200M	Budget	$108M	Transformation	process	Hedging	functions	6.3%

R. Andrews, SVP, Chief Financial Officer	10%	10%	10%	10%	10%	10%	10%	30%

Key
			Customers			Achieve
			sales	New		average
	Complete	Implement	increase	Products		WW DSO	Worldwide
	organizational	Volume	from	Revenues >		target of 84	End-of-
	Design	forecast	109M$ to	159M$ or	Regions	and $200	Year Gross
	changes by	reconciliation	130M$ or	36% of	OpInc >	million at	Inventory <
	October 30	by end Q2	19%	SMS sales	12.3%	year end	108.4M$

B. Gremillet, EVP, Global Customer Management	5%	5%	20%	15%	30%	10%	15%

H1-3
	Complete		Portfolio
	Organizational	Growth in	Development
	Design &	emerging	Supporting	Inventory	New	SKU
	D-RACI by	Business	Organic	Reduction	Product	Reduction	SMS Profit
	9/30	Opportunitites	Growth	SMS	Sales	SMS	Margin

P. Levin, President, Shrink Management and Merchandise Visibility Solutions	10%	10%	10%	20%	10%	10%	30%

WW
	Complete					Systems	inventory
	Organizational		Key Cust.	New	Supply	and Labels	Reduction
	Design	H1-H3	Summits &	Product	Chain and	Manufacturing	by 5% vs.
	Changes	Portfolio	Innovation	Rev = 16%	Manufacturing Cost	Variances vs.	2008, to
	by 9/30	Development	Plans	of Total	Reduction	Standards.	$108.4M

Farrokh Abadi, Senior Vice President and Chief Innovation Officer	10%	15%	15%	20%	10%	10%	20%

Ethics
		Achieve	Training to	Legal Client	Meet		Timely
	Achieve	Return On	address	(Board,	2009 IP		filings
	Intellectual	Invested	increased	CEO, GLT,	program	Publish	(SEC,
	Property	Capital	exposure	Regional Mgmt.)	objectives;	Document	NYSE,
	and legal	target of	in current	Satisfaction	innovation	Retention	licensing,
	budgets	6.3%	environment	Survey	and SDP	Policies	subsidiary)

John R. Van Zile Senior Vice President, General Counsel and Secretary	10%	10%	20%	20%	20%	10%	10%

2009 Bonuses

The Committee met in February 2010, to determine which of the MBOs were met and the amount of each NEO’s MBO bonus for 2009. The Committee also assessed each NEO’s overall performance (including contributions made outside stated MBO’s) as well as the following management competencies:

•	Strategic/Big Picture Thinking

•	Analytical/Tactical Thinking

•	Innovation Focus

•	Customer Focus

•	Operational Excellence

•	Organizational Savy

•	Cultural Agility

•	Inspirational Leadership

•	Collaboration

•	Integrity and Trust

•	Building Trust

•	Leading Teamwork

•	Developing Self

In light of the difficult economic environment the NEO’s were operating in during 2009, the Committee approved additional discretionary bonuses and took into account all factors related to their 2009 performance: completion of MBO’s, contributions made outside stated MBO’s and the rating of management competencies. These additional discretionary bonuses amounts were not subject to incentive maximums. The performance and discretionary bonuses paid to each NEO are set forth in column “d” in the Summary Compensation Table, while the MBO bonuses are detailed in column “g” in the Summary Compensation Table. A summary of each bonus type is provided here.

					2009
			2009		Additional
	2009 MBO		Performance		Discretionary
NEO	Bonus		Bonus	Performance Bonus Rationale	Bonus

Robert P. van der Merwe		$803,154	$274,750	Based on MBO achievement, overall performance rating and rating of management competencies.	n.a.
Raymand D. Andrews		$240,946	$47,175	Based on MBO achievement, overall performance rating, rating of management competencies and for securing revolving credit facilities and driving working capital improvements to preserve liquidity and protect the Company during the economic crisis.	$40,000
Bernard Gremillet	226,773 €		27,750 €	Based on MBO achievement, overall performance rating and rating of management competencies.	n.a.
Per Levin	143,859 €		40,238 €	Based on MBO achievement, overall performance rating, rating of management competencies and facilitating a major customer deal that substantially drove the Company’s EPS and cash result.	35,000 €
Farrokh Abadi		$212,600	$13,875	Based on MBO achievement, overall performance rating and rating of management competencies.	$35,000
John R. Van Zile		$196,300	$17,936	Based on MBO achievement, overall performance rating, rating of management competencies and negotiating the Brilliant SPA and securing excellent value for the assets.	$30,000

2009 Performance Bonus

Each NEO, other than the Chief Executive Officer, also has an opportunity to receive an incentive award of up to 25% of base salary based upon an individual subjective performance rating. As per his employment agreement, Mr. van der Merwe can receive an additional performance bonus of up to 50% of his salary. The individual performance rating is based upon the Committee’s qualitative assessment of the officer’s performance during the year. This portion of the annual incentive bonus may be paid out only if individual performance for an executive is determined, pursuant to the Committee’s qualitative assessment, to be above average or outstanding. As a result, this component of the annual incentive awards provides an additional incentive for individual NEOs to contribute beyond expectations. There are no preset objectives or formulas for this component of the award. This portion of the award is intended to correspond directly to the behavioral aspect of the achievement of the objectives, and enables the Committee to differentiate for individual performance, based upon a review of overall performance. The Committee made a subjective determination to award the additional bonuses to some of the NEOs other than the Chief Executive Officer with respect to 2009 because such NEOs were determined to have exceeded general performance expectations as outlined in the table above.

Long-Term Incentives

We grant long-term compensation pursuant to the shareholder-approved Omnibus Plan. The plan provides that the Committee has the authority to award stock options (incentive and non-qualified stock options), stock appreciation rights, stock awards (restricted and unrestricted), phantom shares, dividend equivalent rights and cash awards to eligible individuals.

Long-term incentives are typically structured to reward for multi-year performance, focusing both on the achievement of multi-year financial objectives and long-term increases in shareholder value. For NEOs, long-term incentive target amounts are set by referencing a variety of factors. Actual awards may fall above or below the target level (typically within 10-15%) for an individual based on the individual and company performance.

The Committee determined equity incentive awards for 2009 for our employees, including our NEOs, with assistance from Mercer. In 2009, long-term incentive awards to our NEO’s were in the form of stock options (representing 40% of the total grant value), RSU’s (representing 20% of the total grant value) and performance shares (representing 40% of the total grant value at target performance shares issued). Mercer provides us with data from our peer group to provide examples of equity incentive awards granted to similarly situated executives, and recommends target equity awards based upon such data. Mercer provides its recommendations in the form of dollar values.

The dollar amounts with respect to both stock option and performance share grants awarded during 2009 were converted into equity awards by forecasting a stock price for the date of grant. The equity incentive award target amounts provided by Mercer were then reviewed by our senior management and recommended to the Committee for approval. Senior management, at its discretion, may modify the amounts recommended by Mercer to take into account historical factors such as legacy grants, previous equity incentive awards received by an executive officer or prior awards granted to our other executive officers and/or to take into account management’s qualitative review of performance. In addition, the amount of equity incentive awards provided to NEOs may also be adjusted by senior management and the Committee based upon the level of achievement by the NEOs of the MBOs discussed above under the section regarding Annual Incentives. In addition, the Committee may also evaluate the expected future contributions needed by NEO’s to achieve our strategies when determining the long-term incentive awards to ensure proper retention and alignment of each NEO.

Awarding stock options, restricted stock units and performance shares reinforces the achievement of shareholder value objectives, because the ultimate award payout is denominated in our stock for both awards, reinforcing management’s alignment with stockholder interests. As more fully described below, the performance share program also provides an incentive to attain high-priority, multi-year financial objectives to reinforce management’s long-term performance orientation. The Committee believes that there is a significant amount of difficulty in meeting the long-term incentive compensation targets, as demonstrated by the fact that none of the NEOs received a long term incentive compensation payout in 2007 or 2008 and there will be no payout in 2009 in relation to the 2007 — 2009 Long Term Incentive Plan (i.e., they did not meet the minimum targets).

Under the terms of Mr. van der Merwe’s negotiated employment agreement he is entitled to receive annual long-term compensation at the discretion of the Board of Directors under the Omnibus Plan and existing compensation practices, including stock options, long-term incentive program awards, restricted stock awards, stock appreciation rights, or SARs, or other awards as determined by the Board of Directors.

The following discussion provides additional detail regarding our stock option and performance share grant practices and the policies behind these practices.

Stock Options

Stock options are used to provide an incentive to increase the share price of our stock. We believe stock options are particularly effective since a recipient receives economic value only when our share price appreciates. Option grants also support NEO retention by providing for vesting in installments over three years. If an NEO’s employment is terminated prior to vesting for any reason other than a Change in Control, any remaining unvested awards are forfeited. As shown in the Outstanding Equity Awards Table, Mr. van der Merwe’s option vesting provisions differ from those of other NEOs as a result of employment contract negotiations. For all NEOs, vested awards may continue to be exercised for a defined period of time following termination of employment, which varies depending upon the reason for termination of employment. The ability to exercise the stock options for limited periods of time post-termination enables the employee to realize any gain on options that were earned prior to termination, which is consistent with the incentive aspect of the award. In the event of a Change in Control of the Company, any unvested options become fully vested and exercisable only if the NEO’s employment is also terminated without “cause” by us or our successor. We provide for the vesting upon termination of employment in connection with a Change in Control of the Company in order to encourage executives to seek out and support transactions that are in the best interest of the Company and its shareholders even though they may personally experience potential loss of employment and other economic risk as a result of the transaction.

We follow a process of granting equity awards annually. This is typically reviewed at the first Committee meeting each year. The exercise price of an option is equal to the average trading price on the date of grant. Outside of this timeframe, grants are sometimes provided to new hires.

Performance Shares

The Long Term Incentive Plan (“LTIP”), which was developed and adopted in 2005, provides for distributions under the plan in the form of shares of our stock. With the introduction of this performance share plan, we began a shift in the composition of our equity-based awards, in line with market trends, away from awarding primarily options and toward a mix of performance share awards and stock options, as appropriate for the individual receiving the awards.

Under the LTIP, an NEO is granted a target number of shares that would be paid to the NEO at the end of a three-year period if specific corporate performance objectives are met. The actual number of shares paid may range from 0% to 200% of the target award amount based on the achievement of performance objectives. The performance goals are company-wide financial measures selected and set by the Committee and may be different for different performance periods.

2007 – 2009 Performance Shares

The performance goals for the January 2007 to December 2009 plan cycle (granted in 2007) are based on the attainment of a certain level of revenue during fiscal year 2009. We must achieve an EPS of at least US$1.80 in 2009 in order for the program to pay any amount of compensation for 2009. Payouts will be 50% of allocated target for “minimum” performance ($800 million Revenue), 100% of allocated target for “target” performance ($900 million Revenue) and 200% of allocated target for “maximum” performance or greater (revenue of $1,000 million or greater). Payouts will be interpolated linearly between minimum/target/maximum levels.

A participant who is terminated for any reason (other than in connection with a Change in Control) forfeits performance share awards. The termination of the employee may be (1) by us or the acquiring company (other than for cause); or (2) by the employee for “good reason” which includes a reduction or change in duties, a reduction in base salary or a relocation. The awards use this approach so that accelerated vesting and payments are made only upon a Change in Control accompanied with a termination to account for situations where the NEO has lost his or her job and has engaged in actions to further the incentive intent of the program. The performance goals for the 2007-2009 cycle were not achieved and the performance shares related to this cycle were forfeited.

2008 – 2010 Performance Shares

No performance shares were granted in 2008 for the 2008 — 2010 cycle. However, restricted stock units were granted in lieu thereof in December 2008, as we and the Committee reconsidered the structure of the LTIP.

2009 – 2011 Performance Shares

The 2009 — 2011 Performance Share plan uses 3 relative performance metrics: Revenue Growth, Return on Invested Capital (ROIC) and EPS% growth. A composite index (CI), which is a straight average of these measures, is compared to the performance of the Company’s peer group. If the Company performs at or above the 25th percentile relative to the peer group, the program pays out in accordance with the following schedule:

Performance Level	Percentile (Relative versus Peers)	Payout Percent as a Percent of Target

Minimum	CI ≥ 25th %ile	pays 50% of target
Target	CI ≥ 50th %ile	pays 100% of target
Maximum	CI ≥ 75th %ile	pays 200% of target

Payouts will be interpolated linearly between minimum/target/maximum levels.

A participant who is terminated for any reason (other than in connection with a Change in Control) forfeits performance share awards. The termination of the employee may be (1) by us or the acquiring company (other than for cause); or (2) by the employee for “good reason” which includes a reduction or change in duties, reduction in base salary or a relocation. The awards use this approach so that accelerated vesting and payments are made only upon a Change in Control accompanied with a termination to account for situations where the NEO has lost his or her job and has engaged in actions to further the incentive intent of the program.

Share Ownership Guidelines

To ensure that the interests of all executives and senior managers are aligned with shareholder interests, we have established a program that requires that the non-employee directors and NEOs (and other executives and managers) have a meaningful equity stake in the Company by investing and holding a significant amount of our stock. The Stock

Ownership Program requires non-employee directors to achieve a level of ownership of 10,000 shares after five years. The Stock Ownership Program sets stock ownership levels for the NEOs, which are set forth below. Vested “in the money” options, vested restricted stock, deferred compensation units, all of the stock held in our 423 Employee Stock Purchase Plan, and all exercised stock options or RSUs that are held count toward compliance. Each NEO has five years from the new requirement in which to meet their holding requirements. Each NEO is currently on schedule to meet such requirements. We changed our share ownership guidelines in 2008 because the recent drop in stock price due to current economic conditions would have made the ownership targets unrealistically high under the prior guidelines. The current guidelines are set forth in the table below:

	Base Salary		Level of Stock
Title/Grade	(US$)	Multiplier	Ownership*	US$ Amount

CEO	$850,000	4	226,667 Shares	$3,400,000
22	$350,000	3	70,000 Shares	$1,050,000
21	$300,000	3	60,000 Shares	$900,000
20	$270,000	2	36,000 Shares	$540,000
19	$240,000	1	16,000 Shares	$240,000
18	$190,000	1	12,667 Shares	$190,000

*	Assumes a stock price of $15.00

In 2008, the guidelines were amended to provide that for an NEO with a grade of 18 or higher, including the CEO, the level is set as the lessor of 1) a dollar value or 2) a fixed number of shares.

Deferred Compensation Program

To assist NEOs in meeting their capital accumulation objectives and to provide for income tax deferral opportunities, each NEO may defer up to 50% of base salary and up to 100% of bonus (Annual Cash Incentive Compensation) into our deferred compensation plan. All deferred amounts are invested in our stock, with a three-year vesting period. This facilitates ownership of our stock by participants. We currently match 25% of the deferred amounts, up to the indicated maximum amounts. The 25% match is provided to give executives an incentive to acquire and hold our stock. It also facilitates compliance with the Share Ownership Guidelines discussed above.

Benefits and Perquisites

The NEO’s generally receive the same benefits as other employees. During 2009, nominal benefits and perquisites were paid to NEOs. These are described more fully in the footnotes to the Summary Compensation Table.

Employment Agreements and Termination Policy for NEOs

We believe that providing a fair severance in the event of termination of employment of our NEOs is an important retention tool and provides security to the NEOs with respect to their terms of employment. On December 27, 2007, the Company entered into an Employment Agreement with Mr. van der Merwe, which was amended on March 17, 2010. The initial term of the agreement, as amended, began on December 27, 2007 and ends on December 31, 2012, after which the term of Mr. van der Merwe’s employment will be renewed for successive one-year periods ending on December 31 each year, unless Mr. van der Merwe or the Company gives a notice of termination at least six months before the end of an employment term. In addition, we have a severance policy for the other NEOs that provides severance benefits for terminations other than voluntary terminations or terminations for “cause.” Please see the section below titled “Potential Payments Upon Termination or Change of Control” for a description of the terms of these agreements.

Severance/Change in Control Arrangements for Named Executive Officers

Mr. van der Merwe is entitled to severance upon various types of termination of employment, both in connection with and not in connection with a Change of Control. We have also established certain severance arrangements (including benefits upon a Change in Control) under a Termination Policy for our NEOs other than Mr. van der Merwe (Please see the section below titled “Potential Payments Upon Termination or Change of Control for a description of the payments he may receive). Our policies on severance are intended to provide fair and equitable compensation in the event of severance of employment.

For Change in Control situations, the policy helps to ensure that NEOs will undertake transactions and other corporate actions that may be in our and our shareholders’ best interests, but that may lead to the termination of the NEOs’

employment. By providing severance upon termination of employment in connection with a Change in Control of the Company, we intend to provide executive compensation that is sufficient to mitigate the risk of loss of employment and make the executives willing to undertake a transaction. The severance amounts are balanced against our need to be responsible to our shareholders and preserve our assets.

The provisions on severance include:

•	Levels of severance that are competitive with the market; for executives the total amount of severance is directly tied to the length of a corresponding period.
•	A policy that reasonably protects the executive in the event of termination and provides predictability of payments.
•	Upon a Change of Control, a requirement that an executive actually be terminated without Cause, or terminated for Good Reason, in order to receive severance. Our policies for this severance reflect that an executive should face a true economic loss before severance is collected.

The purpose of our Termination Policy for executives is to provide a fair framework in the event of the termination of employment of executives for reasons other than for Cause. The policy does not apply to executives who voluntarily terminate or who are terminated for Cause. The amount of severance is the greater of that provided by the policy, any employment contract, local law or other entitlement, but is not cumulative. With respect to the NEOs, except for Mr. van der Merwe, any severance provided under the Termination Policy would be in excess of any severance the individual NEO may be entitled to under the NEO’s employment agreement, and therefore severance is generally not paid pursuant to the terms of the NEO employment agreements but rather the Termination Policy. A condition of receiving severance under the policy is that the executive must sign a general release and non-compete agreement in a form satisfactory to us at the time of termination. The non-compete period under this policy is twelve months. The severance payment periods under the Termination Policy not in connection with a Change of Control are 24 months for the NEOs.

If an NEO is terminated or properly terminates employment pursuant to a Change of Control as defined in the Termination Policy the executive will be entitled to receive the following:

•	The executive’s Base Salary for a period equal to 1.5 times the Severance Payment Period;
•	Continued participation in our welfare benefit plans for the period during which severance is paid.

Additional Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the corporation’s Chief Executive Officer and the other NEOs (other than the CFO) included in the Summary Compensation Table. This limitation does not apply to qualifying “performance-based compensation.” Generally, to qualify for this exception: (a) the compensation must be payable solely on account of the attainment of one or more pre-established objective performance goals; (b) the performance goals must be established by a compensation committee of the board of directors that is comprised solely of two or more “outside directors”; (c) the material terms of the performance goals must be disclosed to and approved by shareholders before payment; and (d) the compensation committee must certify in writing prior to payment that the performance goals and any other material terms have been satisfied. Section 162(m) considerations are evaluated when developing the compensation programs, and we believe that the programs are structured to comply with 162(m). However, we reserve the right to provide compensation to our NEOs that is not deductible under Section 162(m) in the future if it is appropriate to support our business objectives and the attraction and retention of executives.

We also consider the financial accounting implications of our executive compensation programs as one factor in program design and administration. However, we primarily consider our business purpose of the compensation arrangement.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth our shares authorized for issuance under our equity compensation plan at December 27, 2009:

			Equity
	Equity		Compensation
	Compensation		Plans Not
	Plans Approved		Approved by
	by Shareholders		Shareholders		Total

Number of securities to be issued upon exercise of outstanding options	2,777,897	(1)	270,000	(2)	3,047,897
Weighted average exercise price of outstanding options	$17.62		$22.71		$18.07
Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected above)	1,012,994		—		1,012,994

(1)	Includes stock options and performance based restricted stock units.

(2)	Inducement options granted to newly elected President and CEO of Checkpoint in connection with his hire in fiscal year 2007.

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2007, 2008, AND 2009

The following table shows the compensation for each of the Named Executive Officers (collectively, the “NEOs”) for fiscal years 2007, 2008, and 2009:

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Robert P. van der Merwe	2009	787,231	274,750	466,082	65,502	803,154	82,593	2,479,312
Chairman of the Board of	2008	840,192	—	—	523,711	425,000	88,625	1,877,528
Directors, President and Chief Executive Officer(6)	2007	6,538	—	454,200	6,307,357	—	163,526	6,931,621
Raymond D. Andrews	2009	314,892	87,175	68,153	18,224	240,946	10,906	740,296
Senior Vice President and	2008	308,923	15,500	46,649	79,595	34,875	24,025	509,567
Chief Financial Officer(7)	2007	197,838	44,325	433,230	175,201	92,432	5,625	948,651
Bernard Gremillet	2009	386,915	38,692	102,234	27,336	316,187	10,147	881,511
Executive Vice President,	2008	430,513	43,051	56,265	96,014	34,441	32,594	692,878
Global Customer Management	2007	345,986	34,599	552,625	572,078	296,319	13,581	1,815,188
Per H. Levin	2009	428,241	104,904	68,153	18,224	200,581	58,237	878,340
President, Shrink Management	2008	499,987	20,790	46,649	79,595	62,369	149,747	859,137
and Merchandise Visibility Solutions	2007	439,805	37,800	300,720	44,476	267,750	109,177	1,199,728
Farrokh K. Abadi	2009	277,846	48,875	68,153	18,224	212,600	12,684	638,382
Senior Vice President and	2008	270,685	13,600	46,649	72,961	67,456	12,057	483,408
Chief Innovation Officer	2007	251,077	12,400	—	124,535	124,000	7,622	519,634
John R. Van Zile	2009	256,545	47,936	68,153	18,224	196,301	22,601	609,760
Senior Vice President, General	2008	269,681	13,497	46,649	79,595	75,919	20,511	505,852
Counsel and Secretary	2007	267,579	26,758	—	80,059	147,169	88,907	610,472

(1)	Effective April 1, 2009, all NEOs realized a temporary 10% reduction in base salary. The reduction remained in effect until December 31, 2009.

(2)	These amounts represent discretionary performance bonuses earned during fiscal years 2009, 2008 and 2007. For additional information see the “Annual Incentive”, “2009 Bonuses” and “2009 Performance Bonus” sections disclosed above.

(3)	The amounts shown represent the aggregate grant date fair value of stock awards and stock options granted during 2009, 2008 and 2007, determined in accordance with ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ending December 27, 2009. There were no forfeitures in 2009.

(4)	Non-Equity Incentive Plan Compensation is composed entirely of annual incentive bonuses awarded under the Omnibus Plan earned in fiscal 2009 and paid in 2010, earned in fiscal 2008 and paid in 2009, or earned in fiscal 2007 and paid in 2008, as applicable. In 2009, all NEOs opted out of an additional bonus that was generated as a result of an above target EPS result. The NEOs opted out of this additional amount so more bonus dollars could be distributed below the executive level. Amounts forfeited included: $16,904 for Mr. van der Merwe; $5,071 for Mr. Andrews; 4,773 € (or $6,655) for Mr. Gremillet; 3,028 € (or $4,222) for Mr. Levin; $4,475 for Mr. Abadi and $4,132 for Mr. Van Zile. In 2008, Mr. van der Merwe was awarded a $425,000 incentive bonus, of which a portion of the award equal to $173,009 was settled in shares of Checkpoint stock at Mr. van der Merwe’s election, resulting in the issuance of 15,720 shares during 2009. For additional information see the “Annual Incentive” and “2009 Bonuses” sections disclosed above.

(5)	The amounts reported in the All Other Compensation column for fiscal 2009 include: (1) Mr. van der Merwe’s $81,927 deferred compensation match expense under the Company’s Deferred Compensation Plan and $666 matching contributions for life insurance; (2) Mr. Andrews’ $10,240 deferred compensation match expense under the Company’s Deferred Compensation Plan and $666 matching contributions for life insurance; (3) Mr. Gremillet’s $5,114 deferred compensation match expense under the Company’s Deferred Compensation Plan and perquisites of $5,033 related to the payment of health benefits; (4) Mr. Levin’s $55,667 deferred compensation match expense under the Company’s Deferred Compensation Plan and perquisites of $2,570 related to the payment of health benefits; (5) Mr. Abadi’s $12,068 deferred compensation match expense under the Company’s Deferred Compensation Plan and $616 matching contributions for life insurance, and (6) Mr. Van Zile’s $22,032 deferred compensation match expense under the Company’s Deferred Compensation Plan and $569 matching contributions for life insurance.

(6)	Mr. van der Merwe was appointed President and Chief Executive Officer on December 27, 2007.

(7)	Mr. Andrews was appointed Senior Vice President and Chief Financial Officer on December 6, 2007.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2009

The following table provides information on stock options and restricted stock units granted to the NEOs during fiscal year 2009:

								All Other	All Other
								Stock	Option	Exercise		Grant
		Estimated Future Payouts			Estimated Future Payouts			Awards:	Awards:	or Base	Closing	Date Fair
		Under Non-Equity			Under Equity			Number of	Number of	Price of	Market	Value of
		Incentive Plan Awards(1)			Incentive Plan Awards(2)			Shares of	Securities	Option	Price on	Stock and
	Grant	($)	($)	($)	($)	($)	($)	Stock or	Underlying	Awards	Grant	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (#)	Options (#)	($/Sh)	Date	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)(3)	(j)(4)	(k)(5)	($/Sh)	(l)(6)

Robert P. van der Merwe	2/17/2009	—	—	—	10,002	20,003	40,006	—	—	—	8.12	162,424
	2/17/2009	—	—	—	—	—	—	—	20,003	8.26	8.12	65,502
	2/17/2009	—	—	—	—	—	—	10,001	—	—	8.12	82,558
	3/17/2009	—	—	—	—	—	—	30,000	—	—	7.73	221,100
	FY 2009	—	786,250	—	—	—	—	—	—	—	—	—
Raymond D. Andrews	2/17/2009	—	—	—	2,783	5,565	11,130	—	—	—	8.12	45,188
	2/17/2009	—	—	—	—	—	—	—	5,565	8.26	8.12	18,224
	2/17/2009	—	—	—	—	—	—	2,782	—	—	8.12	22,965
	FY 2009	—	235,875	—	—	—	—	—	—	—	—	—
Bernard Gremillet	2/17/2009	—	—	—	4,174	8,348	16,696	—	—	—	8.12	67,786
	2/17/2009	—	—	—	—	—	—	—	8,348	8.26	8.12	27,336
	2/17/2009	—	—	—	—	—	—	4,173	—	—	8.12	34,448
	FY 2009	—	309,532	—	—	—	—	—	—	—	—	—
Per H. Levin	2/17/2009	—	—	—	2,783	5,565	11,130	—	—	—	8.12	45,188
	2/17/2009	—	—	—	—	—	—	—	5,565	8.26	8.12	18,224
	2/17/2009	—	—	—	—	—	—	2,782	—	—	8.12	22,965
	FY 2009	—	280,514	—	—	—	—	—	—	—	—	—
Farrokh K. Abadi	2/17/2009	—	—	—	2,783	5,565	11,130	—	—	—	8.12	45,188
	2/17/2009	—	—	—	—	—	—	—	5,565	8.26	8.12	18,224
	2/17/2009	—	—	—	—	—	—	2,782	—	—	8.12	22,965
	FY 2009	—	208,125	—	—	—	—	—	—	—	—	—
John R. Van Zile	2/17/2009	—	—	—	2,783	5,565	11,130	—	—	—	8.12	45,188
	2/17/2009	—	—	—	—	—	—	—	5,565	8.26	8.12	18,224
	2/17/2009	—	—	—	—	—	—	2,782	—	—	8.12	22,965
	FY 2009	—	192,169	—	—	—	—	—	—	—	—	—

(1)	The amounts represent the target that could have been earned during 2009 pursuant to the annual incentive awards provided under the Omnibus Plan. The individual performance incentive award contains multiple performance objectives, which are aggregated for this presentation. Actual amounts earned during 2009 are included in the “Summary Compensation Table” above. For additional information regarding these awards see “Executive Compensation Discussion and Analysis.”

(2)	Estimated Future Payouts Under Equity Incentive Plan Awards reflect the threshold, target and maximum number of shares which may be granted pursuant to the performance share program. For additional information see “Performance Shares” above.

(3)	All stock awards issued vest one-third each year over a three year period commencing on the date of grant.

(4)	All stock options issued vest one-third each year over a three year period commencing on the date of grant and have a term of ten years.

(5)	Option pricing is set using the average of the high and low market price on the day of grant.

(6)	The amounts shown represent the aggregate grant date fair value of stock awards and stock options granted during 2009 in accordance with ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ending December 27, 2009.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

The following table provides information on stock and options awards held by the NEOs as of December 27, 2009:

	Option Awards						Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
				Equity						Plan	Market
				Incentive						Awards:	or Payout
				Plan						Number of	Value of
				Awards:					Market	Unearned	Unearned
		Number of	Number of	Number of				Number of	Value of	Shares,	Shares,
		Securities	Securities	Securities				Shares or	Shares or	Units or	Units or
		Underlying	Underlying	Underlying				Units of	Units of	Other	Other
		Unexercised	Unexercised	Unexercised	Option			Stock that	Stock that	Rights	Rights
		Options	Options	Unearned	Exercise	Option	Stock	have not	have not	that have	that have
	Option	(#)	(#)	Options	Price	Expiration	Award	Vested	Vested	not Vested	not Vested
Name	Vest	Exercisable	Unexercisable	(#)	$	Date	Vest	(#)	($)(3)	(#)(4)	($)(3)
(a)	Date(1)	(b)	(c)	(d)	(e)	(f)	Date(2)	(g)	(h)	(i)	(j)

Robert P. van der Merwe	10/30/2007	10,000	—	—	29.55	10/30/2017	—	—	—	—	—
	12/31/2010	—	162,000	—	22.71	12/27/2017	—	—	—	—	—
	12/31/2010	—	4,403	—	22.71	12/27/2017	—	—	—	—	—
	12/31/2010	—	133,597	—	22.71	12/27/2017	—	—	—	—	—
	12/31/2011	—	54,000	—	22.71	12/27/2017	—	—	—	—	—
	12/31/2011	—	4,403	—	22.71	12/27/2017	—	—	—	—	—
	12/31/2011	—	41,597	—	22.71	12/27/2017	—	—	—	—	—
	12/31/2012	—	54,000	—	22.71	12/27/2017	—	—	—	—	—
	12/31/2012	—	41,597	—	22.71	12/27/2017	—	—	—	—	—
	12/31/2012	—	4,403	—	22.71	12/27/2017	—	—	—	—	—
	3/03/2009	4,206	—	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2009	15,794	—	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2010	—	20,000	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2011	—	20,000	—	23.78	3/03/2018	—	—	—	—	—
	2/17/2010	—	6,668	—	8.26	2/17/2019	—	—	—	—	—
	2/17/2011	—	6,668	—	8.26	2/17/2019	—	—	—	—	—
	2/17/2012	—	6,667	—	8.26	2/17/2019	—	—	—	—	—
	—	—	—	—	—	—	12/31/2010	20,000	306,400	—	—
	—	—	—	—	—	—	2/17/2010	3,334	51,077	—	—
	—	—	—	—	—	—	2/17/2011	3,334	51,077	—	—
	—	—	—	—	—	—	2/17/2012	3,333	51,062	—	—
	—	—	—	—	—	—	3/17/2010	10,000	153,200	—	—
	—	—	—	—	—	—	3/17/2011	10,000	153,200	—	—
	—	—	—	—	—	—	3/17/2012	10,000	153,200	—	—
	—	—	—	—	—	—	12/25/2011	—	—	20,003	306,446
Raymond D. Andrews	8/01/2006	3,334	—	—	17.51	8/01/2015	—	—	—	—	—
	8/01/2007	3,333	—	—	17.51	8/01/2015	—	—	—	—	—
	8/01/2008	3,333	—	—	17.51	8/01/2015	—	—	—	—	—
	2/17/2007	359	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2008	359	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2007	1,441	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2008	1,441	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2009	1,800	—	—	28.89	2/17/2016	—	—	—	—	—
	4/04/2008	1,500	—	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2009	1,500	—	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2010	—	1,500	—	23.74	4/04/2017	—	—	—	—	—
	12/11/2008	3,000	—	—	22.75	12/11/2017	—	—	—	—	—
	12/11/2009	2,456	—	—	22.75	12/11/2017	—	—	—	—	—
	12/11/2010	—	169	—	22.75	12/11/2017	—	—	—	—	—
	12/11/2009	544	—	—	22.75	12/11/2017	—	—	—	—	—
	12/11/2010	—	2,831	—	22.75	12/11/2017	—	—	—	—	—
	12/11/2011	—	3,000	—	22.75	12/11/2017	—	—	—	—	—
	12/11/2012	—	3,000	—	22.75	12/11/2017	—	—	—	—	—
	3/03/2011	—	1,336	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2009	3,040	—	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2010	—	3,040	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2011	—	1,703	—	23.78	3/03/2018	—	—	—	—	—
	2/17/2010	—	1,855	—	8.26	2/17/2019	—	—	—	—	—
	2/17/2011	—	1,855	—	8.26	2/17/2019	—	—	—	—	—
	2/17/2012	—	1,855	—	8.26	2/17/2019	—	—	—	—	—
	—	—	—	—	—	—	2/17/2010	600	9,192	—	—
	—	—	—	—	—	—	2/17/2011	600	9,192	—	—
	—	—	—	—	—	—	4/04/2010	600	9,192	—	—
	—	—	—	—	—	—	4/04/2011	600	9,192	—	—
	—	—	—	—	—	—	4/04/2012	600	9,192	—	—
	—	—	—	—	—	—	5/31/2010	2,500	38,300	—	—
	—	—	—	—	—	—	12/11/2010	1,500	22,980	—	—
	—	—	—	—	—	—	12/11/2011	1,500	22,980	—	—
	—	—	—	—	—	—	12/11/2012	1,500	22,980	—	—
	—	—	—	—	—	—	12/11/2011	4,560	69,859	—	—
	—	—	—	—	—	—	2/17/2010	928	14,217	—	—
	—	—	—	—	—	—	2/17/2011	927	14,202	—	—
	—	—	—	—	—	—	2/17/2012	927	14,202	—	—
	—	—	—	—	—	—	12/25/2011	—	—	5,565	85,256

	Option Awards						Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
				Equity						Plan	Market
				Incentive						Awards:	or Payout
				Plan						Number of	Value of
				Awards:					Market	Unearned	Unearned
		Number of	Number of	Number of				Number of	Value of	Shares,	Shares,
		Securities	Securities	Securities				Shares or	Shares or	Units or	Units or
		Underlying	Underlying	Underlying				Units of	Units of	Other	Other
		Unexercised	Unexercised	Unexercised	Option			Stock that	Stock that	Rights	Rights
		Options	Options	Unearned	Exercise	Option	Stock	have not	have not	that have	that have
	Option	(#)	(#)	Options	Price	Expiration	Award	Vested	Vested	not Vested	not Vested
Name	Vest	Exercisable	Unexercisable	(#)	$	Date	Vest	(#)	($)(3)	(#)(4)	($)(3)
(a)	Date(1)	(b)	(c)	(d)	(e)	(f)	Date(2)	(g)	(h)	(i)	(j)

Bernard Gremillet	4/30/2005	100	—	—	16.14	4/30/2014	—	—	—	—	—
	10/31/2005	4,950	—	—	16.14	4/30/2014	—	—	—	—	—
	4/30/2006	4,950	—	—	16.14	4/30/2014	—	—	—	—	—
	4/01/2006	4,767	—	—	16.94	4/01/2015	—	—	—	—	—
	4/01/2007	4,767	—	—	16.94	4/01/2015	—	—	—	—	—
	4/01/2008	4,766	—	—	16.94	4/01/2015	—	—	—	—	—
	2/17/2007	10,674	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2008	10,673	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2009	10,673	—	—	28.89	2/17/2016	—	—	—	—	—
	4/04/2008	6,667	—	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2009	6,667	—	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2010	—	6,666	—	23.74	4/04/2017	—	—	—	—	—
	12/4/2008	16,667	—	—	22.11	12/4/2017	—	—	—	—	—
	12/4/2009	16,667	—	—	22.11	12/4/2017	—	—	—	—	—
	12/4/2010	—	16,666	—	22.11	12/4/2017	—	—	—	—	—
	3/03/2009	3,667-	—	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2010	—	3,667	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2011	—	3,666	—	23.78	3/03/2018	—	—	—	—	—
	2/17/2010	—	2,783	—	8.26	2/17/2019	—	—	—	—	—
	2/17/2011	—	2,783	—	8.26	2/17/2019	—	—	—	—	—
	2/17/2012	—	2,782	—	8.26	2/17/2019	—	—	—	—	—
	—	—	—	—	—	—	2/17/2010	5,000	76,600	—	—
	—	—	—	—	—	—	2/17/2011	5,000	76,600	—	—
	—	—	—	—	—	—	12/04/2010	8,333	127,662	—	—
	—	—	—	—	—	—	12/11/2011	5,500	84,260	—	—
	—	—	—	—	—	—	2/17/2010	1,391	21,310	—	—
	—	—	—	—	—	—	2/17/2011	1,391	21,310	—	—
	—	—	—	—	—	—	2/17/2012	1,391	21,310	—	—
	—	—	—	—	—	—	12/25/2011	—	—	8,348	127,891
Per H. Levin	3/20/2002	2,855	—	—	9.68	3/20/2011	—	—	—	—	—
	3/20/2003	1,337	—	—	9.68	3/20/2011	—	—	—	—	—
	3/20/2004	1,336	—	—	9.68	3/20/2011	—	—	—	—	—
	3/20/2002	8,812	—	—	9.68	3/20/2011	—	—	—	—	—
	3/20/2003	10,330	—	—	9.68	3/20/2011	—	—	—	—	—
	3/20/2004	10,330	—	—	9.68	3/20/2011	—	—	—	—	—
	2/19/2003	4,445	—	—	12.84	2/19/2012	—	—	—	—	—
	2/19/2004	4,445	—	—	12.84	2/19/2012	—	—	—	—	—
	2/19/2005	4,444	—	—	12.84	2/19/2012	—	—	—	—	—
	2/19/2005	6,666	—	—	12.84	2/19/2012	—	—	—	—	—
	5/01/2005	1,100	—	—	13.09	5/01/2013	—	—	—	—	—
	5/01/2006	7,639	—	—	13.09	5/01/2013	—	—	—	—	—
	5/01/2004	20,000	—	—	13.09	11/01/2013	—	—	—	—	—
	5/01/2005	18,900	—	—	13.09	11/01/2013	—	—	—	—	—
	5/01/2006	12,361	—	—	13.09	11/01/2013	—	—	—	—	—
	2/17/2007	5,219	—	—	19.16	2/17/2014	—	—	—	—	—
	2/17/2005	20,000	—	—	19.16	8/17/2014	—	—	—	—	—
	2/17/2006	20,000	—	—	19.16	8/17/2014	—	—	—	—	—
	2/17/2007	14,781	—	—	19.16	8/17/2014	—	—	—	—	—
	4/01/2006	3,750	—	—	16.94	4/01/2015	—	—	—	—	—
	4/01/2007	3,750	—	—	16.94	4/01/2015	—	—	—	—	—
	4/01/2008	3,750	—	—	16.94	4/01/2015	—	—	—	—	—
	2/17/2008	1,262	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2009	3,461	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2007	3,500	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2008	2,238	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2009	39	—	—	28.89	2/17/2016	—	—	—	—	—
	4/04/2008	1,667	—	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2009	1,667	—	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2010	—	1,666	—	23.74	4/04/2017	—	—	—	—	—
	3/03/2009	3,040	—	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2010		498	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2010		2,542	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2011		3,039	—	23.78	3/03/2018	—	—	—	—	—
	2/17/2010		2	—	8.26	2/17/2019	—	—	—	—	—
	2/17/2011		1,855	—	8.26	2/17/2019	—	—	—	—	—
	2/17/2012		1,855		8.26	2/17/2019	—	—	—	—	—
	2/17/2010		1,853		8.26	2/17/2019	—	—	—	—	—
	—	—	—	—	—	—	12/11/2008	4,560	69,859	—	—
	—	—	—	—	—	—	2/17/2010	928	14,217	—	—
	—	—	—	—	—	—	2/17/2011	927	14,202	—	—
	—	—	—	—	—	—	2/17/2012	927	14,202	—	—
	—	—	—	—	—	—	12/25/2011	—	—	5,565	85,256

	Option Awards						Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
				Equity						Plan	Market
				Incentive						Awards:	or Payout
				Plan						Number of	Value of
				Awards:					Market	Unearned	Unearned
		Number of	Number of	Number of				Number of	Value of	Shares,	Shares,
		Securities	Securities	Securities				Shares or	Shares or	Units or	Units or
		Underlying	Underlying	Underlying				Units of	Units of	Other	Other
		Unexercised	Unexercised	Unexercised	Option			Stock that	Stock that	Rights	Rights
		Options	Options	Unearned	Exercise	Option	Stock	have not	have not	that have	that have
	Option	(#)	(#)	Options	Price	Expiration	Award	Vested	Vested	not Vested	not Vested
Name	Vest	Exercisable	Unexercisable	(#)	$	Date	Vest	(#)	($)(3)	(#)(4)	($)(3)
(a)	Date(1)	(b)	(c)	(d)	(e)	(f)	Date(2)	(g)	(h)	(i)	(j)

Farrokh K. Abadi	2/22/2007	5,000	—	—	16.85	2/22/2015	—	—	—	—	—
	2/22/2008	5,000	—	—	16.85	2/22/2015	—	—	—	—	—
	4/01/2006	929	—	—	16.94	4/01/2015	—	—	—	—	—
	4/01/2007	929	—	—	16.94	4/01/2015	—	—	—	—	—
	4/01/2008	929	—	—	16.94	4/01/2015	—	—	—	—	—
	4/01/2006	4,271	—	—	16.94	4/01/2015	—	—	—	—	—
	4/01/2007	4,271	—	—	16.94	4/01/2015	—	—	—	—	—
	4/01/2008	4,271	—	—	16.94	4/01/2015	—	—	—	—	—
	2/17/2007	1,800	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2008	1,800	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2009	1,800	—	—	28.89	2/17/2016	—	—	—	—	—
	4/04/2009	4,213	—	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2010	—	4,213	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2008	4,667	—	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2009	454	—	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2010	—	453	—	23.74	4/04/2017	—	—	—	—	—
	3/03/2009	2,787	—	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2010	—	2,786	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2011	—	2,786	—	23.78	3/03/2018	—	—	—	—	—
	2/17/2010	—	1,855	—	8.26	2/17/2019	—	—	—	—	—
	2/17/2011	—	1,855	—	8.26	2/17/2019	—	—	—	—	—
	2/17/2012	—	1,855	—	8.26	2/17/2019	—	—	—	—	—
	—	—	—	—	—	—	2/17/2010	600	9,192	—	—
	—	—	—	—	—	—	2/17/2011	600	9,192	—	—
	—	—	—	—	—	—	6/08/2010	1,000	15,320	—	—
	—	—	—	—	—	—	6/08/2011	1,000	15,320	—	—
	—	—	—	—	—	—	12/11/2011	4,560	69,859	—	—
	—	—	—	—	—	—	2/17/2010	928	14,217	—	—
	—	—	—	—	—	—	2/17/2011	927	14,202	—	—
	—	—	—	—	—	—	2/17/2012	927	14,202	—	—
	—	—	—	—	—	—	12/25/2011	—	—	5,565	85,256
John R. Van Zile	7/28/2004	6,642	—	—	15.06	—	—	—	—	—	—
	7/28/2005	6,642	—	—	15.06	—	—	—	—	—	—
	7/28/2006	6,642	—	—	15.06	—	—	—	—	—	—
	7/28/2004	1,692	—	—	15.06	—	—	—	—	—	—
	7/28/2005	1,691	—	—	15.06	—	—	—	—	—	—
	7/28/2006	1,691	—	—	15.06	—	—	—	—	—	—
	2/17/2007	5,219	—	—	19.16	—	—	—	—	—	—
	2/17/2005	10,000	—	—	19.16	—	—	—	—	—	—
	2/17/2006	10,000	—	—	19.16	—	—	—	—	—	—
	2/17/2007	4,781	—	—	19.16	—	—	—	—	—	—
	4/01/2008	5,666	—	—	16.94	—	—	—	—	—	—
	4/01/2006	5,667	—	—	16.94	—	—	—	—	—	—
	4/01/2007	5,667	—	—	16.94	—	—	—	—	—	—
	2/17/2008	139	—	—	28.89	—	—	—	—	—	—
	2/17/2009	2,500	—	—	28.89	—	—	—	—	—	—
	2/17/2007	2,500	—	—	28.89	—	—	—	—	—	—
	2/17/2008	2,361	—	—	28.89	—	—	—	—	—	—
	4/04/2008	3,000	—	—	23.74	—	—	—	—	—	—
	4/04/2009	1,830	—	—	23.74	—	—	—	—	—	—
	4/04/2009	1,170	—	—	23.74	—	—	—	—	—	—
	4/04/2010	—	3,000	—	23.74	—	—	—	—	—	—
	3/03/2009	3,040	—	—	23.78	—	—	—	—	—	—
	3/03/2010	—	1,829	—	23.78	—	—	—	—	—	—
	3/03/2010	—	1,211	—	23.78	—	—	—	—	—	—
	3/03/2011	—	3,039	—	23.78	—	—	—	—	—	—
	2/17/2010	—	1,855	—	8.26	—	—	—	—	—	—
	2/17/2011	—	1,855	—	8.26	—	—	—	—	—	—
	2/17/2012	—	1,855	—	8.26	—	—	—	—	—	—
	—	—	—	—	—	—	2/17/2010	3,000	45,960	—	—
	—	—	—	—	—	—	2/17/2011	3,000	45,960	—	—
	—	—	—	—	—	—	12/11/2011	4,560	69,859	—	—
	—	—	—	—	—	—	2/17/2010	928	14,217	—	—
	—	—	—	—	—	—	2/17/2011	927	14,202	—	—
	—	—	—	—	—	—	2/17/2012	927	14,202	—	—
	—	—	—	—	—	—	12/25/2011	—	—	5,565	85,256

(1)	This column sets forth the individual vesting dates for each tranche of stock options.

(2)	This column sets forth the individual vesting dates for each tranche of stock awards.

(3)	The market value of stock awards was determined by multiplying the number of unvested or unearned shares by the closing price of our common stock of $15.32 on December 27, 2009, as reported by the New York Stock Exchange.

(4)	All Performance shares vest at the end of the designated performance period contingent upon the achievement of the specified performance measure. For additional information regarding these awards see “Performance Shares” in the “Compensation Discussion and Analysis” section.

OPTION EXERCISES AND STOCK VESTED IN 2009

The following table provides information about restricted stock units that vested for the NEOs during fiscal year 2009:

	Stock Awards
	Number of
	Shares Acquired	Value Realized
	on Vesting	on Vesting
Name	(#)	($)(1)
(a)	(d)	(e)

Robert P. van der Merwe	—	—
Raymond D. Andrews	5,200	66,974
Bernard Gremillet	13,333	163,895
Per H. Levin	4,000	67,160
Farrokh K. Abadi	1,600	20,298
John R. Van Zile	3,000	24,765

(1)	The reported value is based on the closing price on the date that the restricted stock unit vested multiplied by the number of units that vested.

No stock options were exercised by the NEOs during fiscal year 2009.

NON-QUALIFIED DEFERRED COMPENSATION 2009

We maintain deferred compensation plans for executives. The executive deferred compensation plan allows certain executives to defer portions of their salary and bonus (up to 50% and 100%, respectively) into a deferred stock account. All deferrals in this plan are matched 25% by the Company. The match vests in thirds at each calendar year end for three years following the match. For executives over the age of 55 years old, the matching contribution vests immediately. The settlement of this deferred stock account is required by the plan to be made only in Company common stock.

The following table provides information regarding contributions, earnings and account balances for the NEOs in the executive deferred compensation plan for 2009.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals /	Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year-End
Name	($)(1)	($)(2)	($)	($)	($)(3)
(a)	(b)	(c)	(d)	(e)	(f)

Robert P. van der Merwe	327,708	81,927	192,708	—	786,238
Raymond D. Andrews	40,958	10,240	48,506	—	166,483
Bernard Gremillet	20,457	5,114	40,952	—	128,961
Per H. Levin	43,898	10,975	316,931	—	922,973
Farrokh K. Abadi	48,095	12,024	58,260	—	200,795
John R. Van Zile	88,119	22,032	247,156	—	755,122

(1)	The contribution amounts reported represent deferrals of salary and bonus which were elected to be deferred into Company stock by the named executive. These amounts were earned during or prior to 2009, but the payments have been deferred and will be settled in Company stock at a future date. The amounts in this column are also included in the “Salary” and “Bonus” columns of the Summary Compensation Table.

(2)	The amounts reported represent a 25% company match on the compensation deferred by the named executive which will be settled in stock at a future date. This match vests one-third on December 31st for each of the subsequent two years with a third of the match vesting on December 31st on the year the match was contributed. For executives who are 55 years old or older, the match vests immediately. The match upon vesting will be settled in Company stock at a future date. The amounts in this column are also included in the Summary Compensation Table under “All Other Compensation.”

(3)	Of the total amounts shown in this column, the following amounts have been reported as “Salary” or “Bonus” in the Summary Compensation Table in this proxy statement and prior years’ proxy statements: for Mr. van der Merwe $724,707; for Mr. Andrews $194,099; for Mr. Gremillet $184,109; for Mr. Levin $1,235,574; for Mr. Abadi $232,501; and for Mr. Van Zile $991,516. The total aggregate balances reported in this column for certain NEOs are less than the amounts that have been reported on the Summary Compensation Table due to the change in the Company’s stock price over the term of the executive deferred compensation plan and due to the amount and timing of NEO deferrals.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Each of the NEOs is eligible to receive severance and other benefits upon certain terminations of employment and, in some cases, in connection with a Change of Control of the Company. The following charts summarize the payments and benefits that each NEO would be eligible to receive upon certain terminations of employment, assuming the termination or employment or Change of Control occurred on December 27, 2009. Summaries of the relevant employment agreements and severance policies follow the charts below.

Severance — Upon Expiration of Term of Employment Agreement (Mr. van der Merwe)

		Non-Equity	Accelerated	Continued
		Incentive Plan	Vesting	Benefit Plan
	Severance	Compensation	of Options	Coverage
Name	($)(1)	($)	($)(2)	($)

Robert P. van der Merwe	2,125,000	—	1,050,537	—

(1)	Upon expiration of the term, Mr. van der Merwe is entitled to receive a lump sum payment equal to two times his base salary as in effect as of the date of the expiration of the term, plus the two year average of any other compensation received by Mr. van der Merwe pursuant to any bonus or incentive plan during the immediately preceding two years, in addition to other amounts due. Mr. van der Merwe did not earn any bonus or incentive plan compensation in 2007. Mr. van der Merwe earned a bonus in the amount of $425,000 in 2008.

(2)	All stock options and stock awards granted during the six-month period prior to expiration of the term of the agreement will expire or be forfeited, immediately. All other long term compensation equity awards and stock options will vest immediately upon expiration of the term. Equity award values were calculated (i) with respect to restricted stock units subject to accelerated vesting as a result of termination of employment based on the closing market price of our Common Stock on December 27, 2009, of $15.32 per share, and (ii) with respect to stock option awards subject to accelerated vesting as a result of termination of employment based on the difference between the closing market price of our Common Stock on December 27, 2009, of $15.32 per share less the applicable exercise price of each grant.

Severance — Termination of Employment Agreement Without Cause or by Executive for Good Reason (Mr. van der Merwe)

		Non-Equity	Accelerated	Continued
		Incentive Plan	Vesting	Benefit Plan
	Severance	Compensation	of Options	Coverage
Name	($)(1)	($)(2)	($)(3)	($)

Robert P. van der Merwe	2,550,000	425,000	1,050,537	—

(1)	Should the Company terminate Mr. van der Merwe’s employment without cause or should Mr. van der Merwe resign for good reason during the term of the employment agreement, then he will receive within 45 days after termination an amount equal to 2 times the sum of (i) his annual base salary as in effect prior to termination, plus (ii) fifty percent of his annual base salary.

(2)	Should the Company terminate Mr. van der Merwe’s employment without cause or should Mr. van der Merwe resign for good reason during the term of the employment agreement, he is entitled to receive a portion of his average annual incentive compensation prorated for the year through the date of termination.

(3)	Equity award values were calculated (i) with respect to restricted stock units subject to accelerated vesting as a result of termination of employment based on the closing market price of our Common Stock on December 27, 2009, of $15.32 per share, and (ii) with respect to stock option awards subject to accelerated vesting as a result of termination of employment based on the difference between the closing market price of our Common Stock on December 27, 2009, of $15.32 per share less the applicable exercise price of each grant.

Severance — Termination of Employment Without Cause (NEOs other than Mr. van der Merwe)

			Non-Equity	Accelerated	Continued
			Incentive Plan	Vesting of	Benefit Plan
	Months	Severance	Compensation	Options	Coverage
Name	Severance	($)	($)	($)(3)	($)(2)

Raymond D. Andrews(1)	24	680,000	—	—	16,871
Per H. Levin(1)	24	808,688	—	—	6,167
Bernard Gremillet(1)	24	836,574	—	—	12,080
John R. Van Zile(1)	24	554,000	—	—	18,006
Farrokh Abadi(1)	24	600,000	—	—	27,455

(1)	Paid in accordance with the terms of our Termination Policy, as discussed below.

(2)	For purposes of quantifying healthcare benefits, the Company relies on assumptions used for financial reporting purposes under generally accepted accounting principles.

Severance — Following a Change of Control (All NEOs)

			Non-Equity	Accelerated	Continued
			Incentive Plan	Vesting	Benefit Plan
	Months	Severance	Compensation	of Options	Coverage
Name	Severance	($)(2)	($)	($)(3)	($)(4)

Robert P. van der Merwe	—	2,550,000		1,050,537	—
Raymond D. Andrews	36	1,020,000		304,996	25,307
Per H. Levin(1)	36	1,213,032		151,796	9,250
Bernard Gremillet(1)	36	1,254,861		488,031	18,120
John R. Van Zile(1)	36	831,000		243,716	27,010
Farrokh Abadi	36	900,000		200,820	41,182

(1)	Paid in accordance with Mr. van der Merwe’s employment agreement, as discussed below.

(2)	Paid in accordance with the terms of our Termination Policy as discussed below.

(3)	Equity award values were calculated (i) with respect to restricted stock units subject to accelerated vesting as a result of termination of employment based on the closing market price of our Common Stock on December December 27, 2009, of $15.32 per share, and (ii) with respect to stock option awards subject to accelerated vesting as a result of termination of employment based on the difference between the closing market price of our Common Stock on December 27, 2009, of $15.32 per share less the applicable exercise price of each grant.

(4)	For purposes of quantifying healthcare benefits, the Company relies on assumptions used for financial reporting purposes under generally accepted accounting principles.

Employment Agreement with Mr. van der Merwe

On December 27, 2007, the Company entered into an Employment Agreement with Mr. van der Merwe, which was amended on March 17, 2010. The initial term of the agreement, as amended, began on December 27, 2007 and ends on December 31, 2012, after which the term of Mr. van der Merwe’s employment will be renewed for successive one-year periods ending on December 31 each year, unless Mr. van der Merwe or the Company gives a notice of termination at least six months before the end of an employment term. Under the agreement, Mr. van der Merwe is entitled to receive an annual base salary of $850,000 and participate in annual incentive compensation programs to be developed by the Board that will enable Mr. van der Merwe to earn incentive compensation up to a maximum of 150% of his base salary, subject to achievement of specified goals and objectives identified by the Board of Directors in consultation with Mr. van der Merwe.

The agreement also provides for a grant to Mr. van der Merwe of stock options under which he may purchase up to 500,000 shares of the Company’s common stock as well as a grant of 20,000 restricted stock units with respect to the Company’s common stock, in each case subject to terms and conditions set forth as applicable in the agreement, the Company’s 2004 Omnibus Incentive Compensation Plan and the related equity award agreements. The stock options, which represent options issued under the Omnibus Plan exercisable for 230,000 shares as well as an employment inducement award of options exercisable for 270,000 shares, have an exercise price equal to $22.71 per share, the closing market price of the Company’s common stock on the date of grant, and shall vest, subject to Mr. van der Merwe’s continued employment, as follows: (i) 60% (300,000 shares) become exercisable on December 31, 2010; (ii) an additional 20% (100,000 shares) become exercisable on December 31, 2011; and (iii) the final 20% (100,000 shares) become exercisable on December 31, 2012. Vesting of the first 60% increment shall accelerate in the event of Mr. van der Merwe’s death or disability, the termination of his employment by the Company without cause, the termination of his employment by him for good reason, or upon a change in control of the Company on or before December 31, 2010, and vesting of the balance of the shares shall accelerate if one of the foregoing events occurs after December 31, 2010. In addition, all shares shall vest upon the first date on which the closing price per share of the Company’s common stock, as reported on the New York Stock Exchange, equals or exceeds 200% of the stock options’ exercise price. The RSUs will vest on December 31, 2010, subject to acceleration in the event of Mr. van der Merwe’s death or disability, the termination of his employment by the Company without cause, the termination of his employment by him for good reason or upon a change in control of the Company. These equity awards are governed by an Incentive Stock Option Agreement, a Non-Incentive Stock Option Agreement, a Restricted Stock Unit Award Agreement and an Inducement Stock Option Agreement, each dated December 27, 2007, between the Company and Mr. van der Merwe (collectively, the “Award Agreements”). In addition to these equity grants, Mr. van der Merwe will receive annual long term compensation at the discretion of the Board of Directors under the Omnibus Plan and existing compensation practices, including stock options, LTIP awards, restricted stock awards, SARs, or other awards as determined by the Board of Directors. For the year 2008, Mr. van der Merwe’s annual long-term compensation shall consist of 60,000 stock options and 30,000 RSUs vesting in accordance with the terms applicable to his predecessor as CEO. The 30,000 RSUs were inadvertently not granted in 2008, but were granted in 2009 to correct the error with respect to the grant.

In the event that Mr. van der Merwe’s employment with the Company is terminated by the Company without cause, by him for good reason or due to the inability of the Company and Mr. van der Merwe to reach a mutual agreement to extend the term of the Agreement, Mr. van der Merwe will receive, in one lump sum payment, an amount equal to twice the sum of (i) his base salary then in effect and (ii) the two-year average of his incentive compensation in the immediately preceding two years, subject to additional adjustments provided in the Agreement.

Under the terms of Mr. van der Merwe’s employment agreement, should a change in control occur, the Company shall pay to Mr. van der Merwe, within forty-five (45) days after termination, a cash payment in an amount equal to (i) all accrued but unpaid Base Salary through the date of termination of employment, plus (ii) a portion of the Average Annual Incentive Compensation pro-rated for the year through the date of termination, plus (iii) the Multiplier times the Compensation Amount. The Multiplier is defined as two (2). The Compensation Amount is defined as the sum of (i) the annual Base Salary of Executive as in effect immediately prior to Executive’s termination of employment, and (ii) the Average Annual Incentive Compensation. The Average Annual Incentive Compensation shall be a cash payment equal to the average of the Annual Incentive Compensation earned for the two preceding calendar years. For purposes of determining the Average Annual Incentive Compensation earned by Executive in any past year, any non-cash compensation awarded to Executive shall be included as annual incentive compensation only if specifically designated as such by the Board of Directors, and such non-cash compensation shall be valued by such method as the Board of Directors in its discretion shall determine, which may be the manner in which such compensation is valued for proxy reporting purposes.

Should a change in control occur all Stock Options will vest as follows: Three hundred thousand (300,000) shares which vest at the end of the Initial Term shall become 100% vested and (ii) 200,000 Stock Options shall become 100% vested upon Executive’s Qualifying Termination after the Initial Term. In addition, to the extent that Stock Options remain unvested and have not been forfeited, the vesting of the Stock Options shall be accelerated and the Stock Options shall become fully exercisable as of the first date on which the closing price per share of the Company’s common stock, as reported on the New York Stock Exchange, equals or exceeds 200% of the exercise price of the Stock Options.

Additionally, 20,000 RSUs granted to Mr. van der Merwe under his employment agreement will become 100% vested upon a change in control.

For purposes of Mr. van der Merwe’s employment agreement, the following terms have the following definitions:

•	Change in Control. Mr. van der Merwe’s employment agreement defines a “change in control” as (1) the acquisition by any person or group of 50% or more of the combined voting power of the Company; (2) a change in the majority composition of the board of directors of the Company without the consent of a majority of the incumbent directors; (3) a merger in which the stockholders immediately prior to the merger own less than 50% of the combined voting power of the Company after the merger; or (4) a sale of all or substantially all of the assets of the Company.
•	Cause. Mr. van der Merwe’s employment agreement defines “cause” as (1) a willful and continuing failure to perform under the terms of the agreement following written notice requesting such performance; (2) embezzlement, fraud, or breach of fiduciary duty; (3) personal dishonesty that is materially injurious to the Company; (4) unauthorized disclosure of confidential information; (5) conviction of, or entry of a guilty or nolo contendere plea to a felony criminal offense; or (6) competing with the Company in violation of the agreement.

•	Good Reason. Mr. van der Merwe’s employment agreement defines “good reason” as (1) a material reduction in title, duties or benefits; (2) a reduction in base salary or bonus opportunities; (3) relocation of the Company’s principal offices to more than 50 miles from the current location; (4) a change in control; (5) the failure of the board of directors of the Company to elect Mr. van der Merwe as Chairman of the board by June 30, 2009 or his involuntary removal from that position; or (6) a substantial failure of the Company to perform any of its obligations under the agreement.

Employment Agreements and Termination Policy with Named Executive Officers

Except for Mr. Andrews, each NEO has an employment agreement with us which provides for severance upon certain terminations of employment; however, the severance each NEO may be entitled to under our Termination Policy exceeds the amount of severance each NEO may be entitled to under the NEO’s employment agreement. Therefore, severance is generally paid to the NEOs pursuant to our Termination Policy rather than their individual employment agreements.

Each NEO (other than Mr. van der Merwe) is covered by the Company’s Termination Policy for Executives which the Board approved in February 2005 The severance benefits under the Termination Policy are in excess of any severance the NEOs may be entitled to under their employment agreements, and therefore the benefits are paid under the Termination Policy. The Termination Policy provides that in the absence of “cause,” the Company may terminate an Executives’ employment upon thirty (30) days written notice. In such event, subject to certain non-compete and confidentiality provisions, each NEO shall be entitled to receive continued benefits and severance payments for twenty-four months.

If the executive is terminated or properly terminates employment pursuant to a Change of Control (as defined in the Termination Policy) the executive will be entitled to receive the following severance benefits:

•	Continued payments of base salary (as in effect immediately prior to termination) for a period of 1.5 times the severance payment period ;
•	Any payment to which the executive may be entitled in accordance with the terms of any applicable Bonus Plan then existing;
•	Continued participation in the welfare benefit plans maintained by the Company for a period equal to 1.5 times the severance payment period; and
•	Accelerated vesting in any stock options or similar equity incentive rights previously granted

Change of Control. Under the Termination Policy, a “Change of Control” occurs if (1) any person or group acquires the power to elect a majority of the board of directors, and does, in fact, elect such a majority; or (2) the stockholders of the Company approve a sale of all or substantially all of the Company’s assets.

Cause. The Termination Policy defines “cause” as (1) any willful and continued insubordination or the employee’s failure to perform his or her duties; (2) dishonesty in the performance of duties; (3) breach of certain covenants in the agreements relating to competition and confidentiality; (4) entry of a judgment against the employee that prevents the employee from performing his or her duties or causes damage to the Company or its reputation; or (5) conviction of a crime involving moral turpitude.

AUDIT COMMITTEE REPORT

The Audit Committee provides the following report with respect to the Company’s audited financial statements for the fiscal year ended December 27, 2009 and the respective financial statements for fiscal years 2007 and 2008.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company has an internal audit staff, which performs testing of internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee has sole responsibility for selecting the Company’s independent auditors.

The Audit Committee has reviewed and discussed with management the Company’s fiscal 2009 audited financial statements. The Audit Committee has discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by the statement on Auditing Standards No. 61 and 90. The Audit Committee has received the written disclosures and letter from PricewaterhouseCoopers LLP required by Independence Standards Board No. 1, relating to the auditors’ independence from the Company and its related entities, and has discussed with the auditors their independence from the Company.

The Audit Committee operates under a charter which is available on the Company’s website at www.checkpointsystems.com. In addition to being “independent” directors within the meaning of the New York

Stock Exchange listing standards, as currently in effect, all members of the Audit Committee satisfy the heightened independence standards under the SEC rules, as currently in effect. Mr. Babich serves on the audit committee of Teleflex, Inc.. The Board has determined that such simultaneous audit committee service would not impair the ability of such director to effectively serve on the Company’s Audit Committee.

Based on, and in reliance upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 27, 2009 be included in the Company’s Annual Report on Form 10-K for the year ended December 27, 2009 for filing with the SEC.

The foregoing report submitted by:

William S. Antle, III
George Babich, Jr., Chairman
Alan R. Hirsig
Jack W. Partridge
Robert N. Wildrick

The foregoing Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

INDEPENDENT AUDITORS

Audit Fees

Aggregate fees for professional services rendered by PricewaterhouseCoopers (“PWC”) in connection with its audit of the Company’s consolidated financial statements for the year ended December 27, 2009, and its reviews of the Company’s unaudited condensed consolidated interim financial statements was $3,053,480. For the year ended December 28, 2008, the amount was $3,097,500.

Audit-Related Fees

The Company did not engage PWC for audit-related services in either of its last two fiscal years.

Tax Fees

No tax compliance services and tax consulting fees were incurred during fiscal 2009.

All Other Fees

The Company did not engage PWC for services other than those described above in either of its last two fiscal years.

Pre-Approval Procedures

The Audit Committee pre-approves all audit and permissible non-audit services provided by PWC. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by PWC. Under the policy, pre-approval is generally provided for 12 months unless the Audit Committee specifically provides for a different period, and any pre-approval must be detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also approve particular services on a case-by-case basis. For each proposed service, PWC must provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the Audit Committee at the next scheduled meeting. The Audit Committee may not delegate to management its responsibilities to pre-approve services performed by PWC. All of the fees discussed in the section above, entitled Audit-Related Fees, Tax Fees, and All Other Fees, were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

The following table sets forth certain information respecting the holdings of the parties who were known to the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company as of April 14, 2010. The parties named below have sole voting power and sole investment power with respect to the shares indicated as beneficially owned, except where otherwise indicated.

	Amount and Nature
	of Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Common Stock

Shapiro Capital Management Company, Inc.(1)	5,575,013	14.29%
3060 Peachtree Road, Suite 1555 N.W. Atlanta, GA 30305
Westport Asset Management, Inc.(2)	3,153,455	8.09%
253 Riverside Avenue Westport, Connecticut 06880
BlackRock, Inc.(3)	2,971,419	7.62%
40 East 52nd Street New York, NY 10022
Earnest Partners, LLC(4)	2,515,518	6.5%
75 Fourteenth Street, Suite 2300 Atlanta, GA 30309
Morgan Stanley(5)	2,080,676	5.3%
1585 Broadway New York, NY 10036

(1)	As reported on Schedule 13G filed with the SEC on February 3, 2010.

(2)	As reported on Schedule 13G filed with the SEC on February 12, 2010

(3)	As reported on Schedule 13G filed with the SEC on January 29, 2010. Formerly Barclay’s Global Investors NA.

(4)	As reported on Schedule 13G filed with the SEC on February 9, 2010.

(5)	As reported on Schedule 13G filed with the SEC on February 12, 2010.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table shows the number of shares of Checkpoint Common Stock owned by each director, the Company’s Chief Executive Officer, and the other named executive officers and the executive officers and directors as a group as of April 14, 2010. Each person named below has sole voting power and sole investment power with respect to the shares indicated as beneficially owned, unless otherwise stated. The total number of shares outstanding as of April 14, 2010 was 39,454,205.

	Amount and Nature	Percent of
	of Beneficial	Common
Name of Beneficial Owner	Ownership(1)(2)	Stock

William S. Antle, III(3)	122,699	0.31%
George Babich, Jr.(4)	45,000	0.11%
Harald Einsmann(5)	48,250	0.12%
R. Keith Elliott(6)	95,181	0.24%
Alan R. Hirsig(7)	110,835	0.28%
Jack W. Partridge(8)	85,250	0.22%
Sally Pearson(9)	79,716	0.20%
Robert N. Wildrick(10)	25,921	0.07%
Raymond D. Andrews(11)	77,043	0.20%
Bernard Gremillet(12)	166,247	0.42%
Per Levin(13)	289,311	0.73%
Robert P. van der Merwe(14)	286,679	0.73%
John R. Van Zile(15)	171,555	0.43%
Farrokh Abadi(16)	82,719	0.21%
All Directors and Officers as a Group (16 persons) (17)	1,700,979	4.31%

(1)	Unissued shares subject to options exercisable by a particular beneficial owner within 60 days of April 14, 2010 are deemed to be outstanding for the purpose of calculating the percent of Common Stock beneficially owned by such beneficial owner.

(2)	Phantom stock units are convertible into Common Stock pursuant to the deferral provisions of the Deferred Compensation Plan. The units do not have voting rights and are convertible into Common Shares upon termination of the individual.

(3)	Includes options to purchase 42,000 shares of Common Stock, 26,250 Restricted Stock Units and 31,127 Phantom Stock Units.

(4)	Includes of options to purchase 10,000 shares of Common Stock and 26,250 Restricted Stock Units.

(5)	Includes of options to purchase 22,000 shares of Common Stock and 26,250 Restricted Stock Units.

(6)	Includes options to purchase 42,000 shares of Common Stock, 26,250 Restricted Stock Units and 23,931 Phantom Stock Units.

(7)	Includes options to purchase 22,000 shares of Common Stock, 26,250 Restricted Stock Units and 53,285 Phantom Stock Units.

(8)	Includes options to purchase 52,000 shares of Common Stock, and 26,250 Restricted Stock Units.

(9)	Includes options to purchase 37,000 shares of Common Stock, 26,250 Restricted Stock Units and 16,466 Phantom Stock Units.

(10)	Includes options to purchase 10,000 shares of Common Stock and 7,171 Phantom Stock Units.

(11)	Includes options to purchase 33,835 shares of Common Stock, 18,964 Restricted Stock Units and 11,116 Phantom Stock Units.

(12)	Includes options to purchase 119,771 shares of Common Stock and -0- Restricted Stock Units and 8,418 Phantom Stock Units.

(13)	Includes options to purchase 207,085 shares of Common Stock, 10,633 Restricted Stock Units and 58,665 Phantom Stock Units.

(14)	Includes options to purchase 56,668 shares of Common Stock, 2,161 shares that are held by the custodian of the ESPP, 62,605 Restricted Stock Units and 54,334 Phantom Stock Units.

(15)	Includes options to purchase 96,435 shares of Common Stock, 12,695 Restricted Stock Units and 49,497 Phantom Stock Units.

(16)	Includes options to purchase 52,428 shares of Common Stock, 166 shares that are held by the custodian of the ESPP, 12,295 Restricted Stock Units and 13,575 Phantom Stock Units.

(17)	See footnote 14 and 16 above. Total shown includes 2,327 shares held by the custodian of the ESPP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and certain persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms, we believe that all required Section 16(a) reports during the fiscal year ended December 27, 2009, were timely filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all relationships and transactions between the Company and its subsidiaries and related persons to determine whether such persons have a direct or indirect material interest. Related persons include any director, nominee for director, officer, beneficial owners of more than five percent of any class of our voting securities, or immediate family members of any of the foregoing persons. Although we do not have a written policy governing such transactions, the Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As part of this process, and pursuant to our Audit Committee’s charter, the Audit Committee reviews our policies and procedures with respect to related person transactions. These policies and procedures have been communicated to, and are periodically reviewed with, our directors and executive officers, and the Audit Committee documents in its minutes any actions that it takes with respect to such matters. Under SEC rules, transactions that are determined to be directly or indirectly material to the Company, its subsidiaries or a related person are required to be disclosed in the Company’s Proxy Statement. In the course of reviewing a related party transaction, the Company considers (a) the nature of the related person’s interest in the transaction, (b) the material terms of the transaction, (c) the importance of the transaction to the related person and the Company or its subsidiaries, (d) whether the transaction would impair the judgment of a director or officer to act in the best interest of the Company, and (e) any other matters deemed appropriate.

Based on the information available to us and provided to us by our directors and officers, we do not believe that there were any such material transactions in effect since December 27, 2009, or any such material transactions proposed to be entered into during 2010.

SUBMISSION OF PROPOSALS FOR THE 2011 ANNUAL MEETING

Shareholders of the Company are entitled to submit proposals on matters appropriate for shareholder action consistent with regulations of the SEC and the Company’s By-Laws. If the date of the 2011 Annual Meeting of Shareholders is advanced or delayed more than 30 days from June 2, 2011, shareholder proposals intended to be included in the proxy statement for the 2011 Annual Meeting must be received by the Company within a reasonable time before the Company begins to print and mail its proxy materials for the 2011 Annual Meeting. Upon any determination that the date of the 2011 Annual Meeting will be advanced or delayed by more than 30 days from the anniversary of the date of the 2010 Annual Meeting, the Company will disclose the change in the earliest practicable Quarterly Report on Form 10-Q. Should a shareholder wish to have a proposal considered for inclusion in the proxy statement for the Company’s 2011 Annual Meeting, the proposal must be received at the Company’s offices no later than December 27, 2010.

In connection with the Company’s 2011 Annual Meeting, if the shareholders’ notice is not received by the Company on or before March 11, 2011, the Company (through management proxy holders) may exercise discretionary voting authority when the proposal is raised at the Annual Meeting without any reference to the matter in the proxy statement. However, if the date of the 2011 Annual Meeting of Shareholders has been changed by more than 30 days from the anniversary of the date of the 2010 Annual Meeting, the recommendation must be received a reasonable time before the Company begins to print and mail its proxy material for the 2011 Annual Meeting.

All shareholder proposals and notices should be directed to the Secretary of the Company at 101 Wolf Drive, Thorofare, New Jersey 08086.

COST OF SOLICITATION

Checkpoint pays the cost of preparing, assembling and mailing this proxy-soliciting material. Checkpoint pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. The Company is not using an outside proxy solicitation firm this year, but employees of the Company or its subsidiaries may solicit proxies through mail, telephone or other means. Employees do not receive additional compensation for soliciting proxies.

HOUSEHOLDING

The SEC permits companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as “householding,” should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. The Company is not householding materials for our shareholders in connection with the Annual Meeting; however, the Company has been informed that certain intermediaries will household proxy materials unless the Company has received contrary instructions from one or more of the security holders.

If you wish to have only one annual report and proxy statement delivered to your address you can:

•	Contact us by calling (856) 848-1800 Ext. 2174 or by writing to Checkpoint Systems, Inc., 101 Wolf Drive, P.O. Box 188, Thorofare, New Jersey 08086, Attention: Corporate Secretary, to request a separate copy of the annual report and proxy statement for the Annual Meeting and for future meetings or you can contact your broker to make the same request.
•	Request delivery of a single copy of annual reports or proxy statements from your broker if you share the same address as another shareholder.

ANNUAL REPORT ON FORM 10-K

The Company will provide, without charge, a copy of the Company’s Annual Report on Form 10-K and Proxy Statement as filed with the SEC, on written request. Written requests should be directed to the Secretary of the Company at 101 Wolf Drive, Thorofare, New Jersey 08086.

The Company’s internet website is www.checkpointsystems.com. Investors can obtain copies of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act as soon as reasonably practicable after the Company has filed such materials with, or furnished them to, the SEC.

A copy of our 2009 Annual Report on Form 10-K and 2010 Proxy Statement may be obtained without charge upon written request to the Company Secretary at 101 Wolf Drive, Thorofare, New Jersey 08086 or by accessing our Internet website at www.checkpointsystems.com.

The Company has posted the Code of Ethics, the Governance Guidelines and each of the Committee Charters on its website at www.checkpointsystems.com, and will post on its website any amendments to, or waivers from, the Code of Ethics applicable to any of its directors or executive officers. The foregoing information will also be available in print upon request.

OTHER BUSINESS

The Board knows of no other business for consideration at the Annual Meeting. If any matters not specifically set forth on the proxy card and in this Proxy Statement properly come before the Annual Meeting, the persons named in the enclosed proxy will vote or otherwise act, on your behalf, in accordance with their reasonable business judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

John R. Van Zile
Senior Vice President,
General Counsel and Corporate Secretary

APPENDIX A

CHECKPOINT SYSTEMS, INC.

AMENDED AND RESTATED 2004 OMNIBUS INCENTIVE COMPENSATION PLAN EFFECTIVE
DATE:          , 2010

1.0  DEFINITIONS

The following terms shall have the following meanings unless the context indicates otherwise:

1.1 “Award” shall mean an incentive compensation award granted by the Committee under the Plan in accordance with Section 9 below.

1.2 “Award Agreement” shall mean a written agreement between the Company and the Participant that establishes the terms, conditions, restrictions and/or limitations applicable to an Award in addition to those established by the Plan and by the Committee’s exercise of its administrative powers.

1.3 “Board” shall mean the Board of Directors of the Company.

1.4 “Cash Award” shall mean the grant by the Committee to a Participant of an Award of cash in accordance with Section 9 below.

1.5 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.6 “Committee” shall mean (i) the Board or (ii) a committee or subcommittee of the Board appointed by the Board from among its members. The Committee may be the Board’s Compensation Committee or such committee that performs the functions generally associated with those functions performed by the compensation committees of publicly traded corporations. Unless the Board determines otherwise, and such determination is reduced to a writing articulating the reasons for such determination, the Committee shall be comprised solely of not less than 2 members, each of whom shall qualify as each of (a), (b) and (c) below:

(a) “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) (or any successor rule) under the Exchange Act;

(b) an “outside director” within the meaning of Code Section 162(m) and the Treasury Regulations thereunder; and

(c) an “independent director” as such term is defined or used by the rules of the exchange or system on which the Company’s Common Stock is listed.

1.7 “Common Stock” shall mean the common stock of the Company.

1.8 “Company” shall mean Checkpoint Systems, Inc., a Pennsylvania corporation.

1.9 “DER” shall mean a dividend equivalent right where the Participant may receive an amount, payable in cash or Common Stock or a combination of both, equal to the dividend actually paid with respect to 1 share of Common Stock.

1.10 “Effective Date” shall mean the date on which the Plan is approved by the Board.

1.11 “Employee” shall mean an employee of the Company or any Subsidiary as described in Treasury Regulation Section 1.421-7(h).

1.12 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, including applicable regulations thereunder.

1.13 “Fair Market Value of a Share of the Common Stock” shall mean:

(a) if the Common Stock is readily tradeable on a national securities exchange or other market system, the closing price of the Common Stock on the date of determination (or on the last preceding trading date if Common Stock was not traded on such date), or

(b) if the Common Stock is not readily tradeable on a national securities exchange or other market system:

(i) the book value of a share of Common Stock as of the last day of the last completed fiscal quarter preceding the date of determination; or

(ii) any other value as otherwise determined in good faith by the Board.

1.14 “Independent Contractor” shall mean a person (other than a person who is an Employee or a Nonemployee Director) or an entity that renders services to the Company.

1.15 “ISO” shall mean an “incentive stock option” as such term is used in Code Section 422.

1.16 “Nonemployee Director” shall mean a member of the Board who is not an Employee.

1.17 “Nonqualified Stock Option” shall mean a Stock Option that does not qualify as an ISO.

1.18 “Participant” shall mean any Employee, Nonemployee Director or Independent Contractor to whom an Award has been granted by the Committee under the Plan.

1.19 “Plan” shall mean the Checkpoint Systems, Inc. Amended and Restated 2004 Omnibus Incentive Compensation Plan.

1.20 “SAR” shall mean the grant by the Committee to a Participant of a stock appreciation right as described in Section 9 below, payable in cash or in Common Stock or a combination of both, where the measure of compensation is based on the difference (if any) between the Fair Market Value of the Common Stock on the date of exercise and the exercise price of such SAR.

1.21 “Stock Award” shall mean the grant by the Committee to a Participant of an Award of Common Stock in accordance with Section 9 below.

1.22 “Stock-Denominated Award” shall mean an Award for which the value of the compensation of such Award is determined by the number of shares of Common Stock granted or to be vested pursuant to such Award.

1.23 “Stock Option” shall mean the grant by the Committee to a Participant of an option to purchase Common Stock in accordance with Section 9 below.

1.24 “Stock Unit” shall mean the grant by the Committee to a Participant of a right to receive a share of Common Stock in accordance with Section 9 below.

1.25 “Subsidiary” shall mean a corporation of which the Company directly or indirectly owns more than 50 percent of the Voting Stock or any other business entity in which the Company directly or indirectly has an ownership interest of more than 50 percent.

1.26 “Treasury Regulation” shall mean the regulations promulgated under the Code by the United States Department of the Treasury, as amended from time to time.

1.27 “Vest” shall mean:

(a) with respect to Stock Options and SARs, when the Stock Option or SAR (or a portion of such Stock Option or SAR) first becomes exercisable and remains exercisable subject to the terms and conditions of such Stock Option or SAR, and when the Participant has an unrestricted right, title and interest to receive the compensation (if any) attributable to such Stock Option or SAR (or a portion of such Stock Option or SAR) or to otherwise enjoy the benefits underlying such Stock Option or SAR; or

(b) with respect to Awards other than Stock Options and SARs, when the Participant has:

(i) an unrestricted right, title and interest to receive the compensation (whether payable in Common Stock, cash or a combination of both) attributable to an Award (or a portion of such Award) or to otherwise enjoy the benefits underlying such Award; and

(ii) a right to transfer an Award subject to no Company-imposed restrictions or limitations other than restrictions and/or limitations imposed by Sections 9 and 11 below.

1.28 “Vesting Date” shall mean the date or dates on which an Award Vests.

1.29 “Voting Stock” shall mean the capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

2.0  PURPOSE OF PLAN

2.1  Purpose.  The purpose of the Plan is to motivate certain Employees, Nonemployee Directors and Independent Contractors to put forth maximum efforts toward the growth, profitability, and success of the Company and Subsidiaries by providing incentives to such Employees, Nonemployee Directors and Independent Contractors either through cash payments and/or through the ownership and performance of the Common Stock. In addition, the Plan is intended to provide incentives that will attract and retain highly qualified individuals as Employees and Nonemployee Directors, and to assist in aligning the interests of such Employees and Nonemployee Directors with the interests of its shareholder.

3.0  TERM OF PLAN

3.1  Term.  The Plan shall be effective as of the Effective Date and shall terminate on February 17, 2019 (unless sooner terminated by the Board under Section 10 below).

4.0  SHAREHOLDER APPROVAL

4.1  Shareholder Approval.  The Plan shall be submitted for the approval of the Company’s shareholders.

4.2  Plan Amendment.  Any amendment to the Plan that is determined to be a “material amendment” or a “material revision” or a “material modification” (or word(s) of similar effect) under the rules of the exchange or system on which the Company’s Common Stock is listed shall be approved by shareholders before such amendment shall be effective.

4.3  Repricings.  Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), outstanding Awards may not be amended to (i) reduce the exercise price of outstanding Stock Options or SARs or (ii) cancel, exchange, substitute, buy out or surrender outstanding options or SARs in exchange for cash, other Awards, Stock Options or SARs with an exercise price that is less than the exercise price of the original Stock Options or SARs (as applicable) without shareholder approval.

4.4  Shareholder Reapproval.  If required by Treasury Regulation Section 1.162-27(e)(vi) or any successor regulation or rule, the material terms of performance goals as described in Section 9.3 below shall be disclosed to and reapproved by the Company’s shareholders no later than the first shareholder meeting that occurs in the 5th year following the year in which the Company’s shareholders previously approved such performance goals.

5.0  ADMINISTRATION

5.1  Responsibility.  The Committee shall have the responsibility, in its sole discretion, to control, operate, manage and administer the Plan in accordance with its terms.

5.2  Award Agreement.  Each Award granted under the Plan shall be evidenced by an Award Agreement which shall be signed by the Committee or designee thereof and the Participant; provided, however, that in the event of any conflict between a provision of the Plan and any provision of an Award Agreement, the provision of the Plan shall prevail.

5.3  Authority of the Committee.  The Committee shall have all the discretionary authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan, including but not limited to the following:

(a) to determine eligibility for participation in the Plan;

(b) to determine eligibility for and the type and size of an Award granted under the Plan;

(c) to grant Awards to, and to enter into Award Agreements with, Participants;

(d) to supply any omission, correct any defect, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;

(e) to issue administrative guidelines as an aid to administer the Plan and make changes in such guidelines as it from time to time deems proper;

(f) to make rules for carrying out and administering the Plan and make changes in such rules as it from time to time deems proper;

(g) to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions, and limitations;

(h) to accelerate the Vesting of any Award when such action or actions would be in the best interest of the Company;

(i) to grant Awards in replacement of Awards previously granted under this Plan or any other executive compensation plan of the Company; and

(j) to take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

5.4  Action by the Committee.  The Committee may act only by a majority of its members. Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee. In addition, the Committee may authorize any one or more of its members to execute and deliver documents on behalf of the Committee.

5.5  Delegation of Authority.  The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable; provided, however, that any such delegation shall be in writing. In addition, the Committee, or any person to whom it has delegated duties under this Section 5.5, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the Subsidiary whose employees have benefited from the Plan, as determined by the Committee.

5.6  Determinations and Interpretations by the Committee.  All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants and their heirs, successors, and legal representatives.

5.7  Liability.  No member of the Board, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated.

5.8  Indemnification.  Each person who is or shall have been (a) a member of the Board, (b) a member of a committee appointed by the Board, or (c) an officer of the Company (or agent who is an employee of the Company) to whom authority was delegated in accordance with Section 5.5, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute.

5.9 The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, any contract with the Company, as a matter of law, or otherwise, or of any power that the Company may have to indemnify them or hold them harmless.

6.0  ELIGIBILITY AND PARTICIPATION

6.1  Eligibility.  All Employees, all Nonemployee Directors and all Independent Contractors shall be eligible to participate in the Plan and to receive Awards.

6.2  Participation.  Participants shall consist of such Employees, Nonemployee Directors and Independent Contractors as the Committee in its sole discretion designates to receive Awards under the Plan. Designation of a Participant in any year shall not require the Committee to designate such person or entity to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.

7.0  SHARES SUBJECT TO PLAN

7.1  Available Shares.  The aggregate number of shares of Common Stock which shall be available for issuance or payments of Awards under the Plan during its term shall be 3,750,748 shares. Such shares of Common Stock available for issuance under the Plan may be either authorized but unissued shares, shares of issued stock held in the Company’s treasury, or both, at the discretion of the Company, and subject to any adjustments made in accordance with Section 7.2 below. Any shares of Common Stock underlying Awards or shares of Common Stock underlying awards under the Checkpoint Systems, Inc. Stock Option Plan (1992) (as amended) and the Checkpoint Systems, Inc. Directors’ Compensation Plan (collectively, the “Prior Plans”) that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares shall again be available for issuance or payments of Awards under the Plan. Notwithstanding anything herein to the contrary, in no event shall the following shares of Common Stock again be made available for issuance under the Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an SAR or Stock Option, (ii) shares of Common Stock used to pay the exercise price or withholding taxes related to an outstanding Award, or (iii) shares of Common Stock repurchased on the open market with the proceeds of the Stock Option exercise price. Awards that are payable only in cash are not subject to this Section 7.1.

7.2  Adjustment to Shares.  If there is any change in the Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, an adjustment shall be made to each outstanding Award so that each such Award shall thereafter be with respect to or exercisable for such securities, cash and/or other property as would have been received in respect of the Common Stock subject to such Award had such Award been paid, distributed or exercised in full immediately prior to such change or distribution. Such adjustment shall be made successively each time any such change shall occur. In addition, in the event of any such change or distribution, in order to prevent dilution or enlargement of Participants’ rights under the Plan, the Committee shall have the authority to adjust, in an equitable manner, the number and kind of shares that may be issued under the Plan, the number and kind of shares subject to outstanding Awards, the exercise price applicable to outstanding Stock Options, and the Fair Market Value of a Share of the Common Stock and other value determinations applicable to outstanding Awards. Appropriate adjustments may also be made by the Committee in the terms of any Awards granted under the Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards on an equitable basis, including modifications of performance goals and changes in the length of performance periods; provided, however, that with respect to performance-based Awards, such modifications and/or changes do not disqualify compensation attributable to such Awards as “performance-based compensation” under Code Section 162(m). In addition, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding anything contained in the Plan, any adjustment with respect to an ISO due to a change or distribution described in this Section 7.2 shall comply with the rules of Code Section 424(a), and in no event shall any adjustment be made which would render any ISO granted hereunder other than an incentive stock option for purposes of Code Section 422.

8.0  LIMITATIONS

8.1  Maximum Shares.  No Participant may be granted in any one calendar year total Stock-Denominated Awards which correspond to more than 250,000 shares of Common Stock (whether such Awards are payable in Common Stock, cash or a combination of both). For purposes of the preceding sentence, (i) Awards or portions of Awards that are cancelled or repriced shall continue to be counted in determining such maximum and (ii) if any Award is granted with a tandem DER, such DER shall not be counted toward such maximum.

8.2  Maximum Dollar Amount.  No Participant may be granted in any one calendar year total Awards for which the value of such Awards is measured in dollars (whether such Awards are payable in Common Stock, cash or a combination of both) which exceed $1,000,000.

8.3  Minimum Exercise Price.  Notwithstanding anything in the Plan to the contrary, in no event shall a Stock Option or SAR be granted under the Plan to any Participant with a per share exercise price that is less than 100% of the Fair Market Value of one share of Common Stock on the date of grant.

9.0  AWARDS

9.1  Type of Awards.  The Committee may, in its sole discretion, grant the following Awards to Participants:

•	Stock Options

•	SARs

•	Stock Awards

•	Stock Units

•	DERs

•	Cash Award (i.e. annual or other bonuses)

•	any other type of Award that is not inconsistent with the Plan.

9.2  Award Terms and Conditions.  The Committee, in its sole discretion, shall determine all of the terms and conditions of each Award, including but not limited to the following:

•	exercise price or purchase price

•	method of exercise

•	Vesting

•	expiration term of Award

•	effects of termination of Participant’s employment or service

•	change-in-control vesting and other effects of a change in control

•	restrictive covenants

•	transferability

•	tax deferral arrangements

•	tandem or combination Awards

•	any other term or condition that is not inconsistent with the Plan.

9.3  Performance Measures.  The Committee may use the following performance measures (either individually or in any combination) to set performance goals with respect to the grant or Vesting of an Award:

•	net sales;

•	budget;

•	cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital);

•	earnings (including, but not limited to, net earnings, earnings per share, or earnings before or after taxes);

•	net income;

•	pretax income before allocation of corporate overhead and bonus;

•	division, group or corporate financial goals;

•	total shareholder return;

•	return on shareholders’ equity;

•	return on assets;

•	attainment of strategic and operational initiatives;

•	appreciation in and/or maintenance of the price of the Common Stock or any other publicly traded securities of the Company;

•	market share;

•	profits (including, but not limited to, gross profits, profit growth, net operating profit or economic profit);

•	profit-related return ratios;

•	earnings before interest and taxes;

•	earnings before interest, taxes, depreciation and amortization;

•	economic value-added models;

•	comparisons with various stock market indices;

•	dividends;

•	customer satisfaction;

•	increase in number of customers; and/or

•	reductions in costs.

Performance measures may be stated in absolute terms or relative to comparison companies or indices. Notwithstanding anything in the Plan to the contrary, in no event shall any Awards granted under the Plan that Vest based upon the attainment of one or more performance measures be entitled to receive payment of any cash dividends or DERs with respect to such Awards unless and until such Awards Vest.

10.0  AMENDMENT AND TERMINATION

10.1  Termination of Plan.  The Board may suspend or terminate the Plan at any time with or without prior notice; provided, however, that no action authorized by this Section 10.1 shall reduce the amount of any outstanding Award or change the terms and conditions thereof without the Participant’s consent.

10.2  Amendment of Plan.  The Board may amend the Plan at any time with or without prior notice; provided, however, that no action authorized by this Section 10.2 shall reduce the amount of any outstanding Award or change the terms and conditions thereof without the Participant’s consent.

10.3  Amendment or Cancellation of Award Agreements.  The Committee may amend or modify any Award Agreement at any time; provided, however, that if such amendment or modification adversely affects the Participant, such amendment or modification shall be by mutual agreement between the Committee and the Participant or such other persons as may then have an interest therein. In addition, and subject to shareholder approval in accordance with Section 4.3 above, by mutual agreement between the Committee and a Participant or such other persons as may then have an interest therein, Awards may be granted to a Participant in substitution and exchange for, and in cancellation of, any Awards previously granted to such Participant under the Plan, or any award previously granted to such Participant under any other present or future plan of the Company or any present or future plan of an entity which (i) is purchased by the Company, (ii) purchases the Company, or (iii) merges into or with the Company.

11.0  MISCELLANEOUS

11.1  Other Provisions.  Awards granted under the Plan may also be subject to such other provisions (whether or not applicable to the Award granted to any other Participant) as the Committee determines on the date of grant to be appropriate, including, without limitation, for the installment purchase of Common Stock under Stock Options, to assist the Participant in financing the acquisition of Common Stock, for the forfeiture of, or restrictions on resale or other disposition of, Common Stock acquired under any Stock Option, for the acceleration of Vesting of Awards in the event of a change in control of the Company, for the payment of the value of Awards to Participants in the event of a change in control of the Company, or to comply with federal and state securities laws, or understandings or conditions as to the Participant’s employment in addition to those specifically provided for under the Plan.

11.2  Listing of Shares and Related Matters.  If at any time the Committee shall determine that the listing, registration or qualification of the shares of Common Stock subject to any Award on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of, or in connection with, the granting of an Award or the issuance of shares of Common Stock thereunder, such Award may not be exercised, distributed or paid out, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

11.3  No Right, Title, or Interest in Company Assets.  Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

11.4  No Right to Continued Employment or Service or to Grants.  The Participant’s rights, if any, to continue to serve the Company as a director, officer, employee, independent contractor or otherwise, shall not be enlarged or otherwise affected by his or her designation as a Participant under the Plan, and the Company or the applicable Subsidiary reserves the right to terminate the employment of any Employee or the services of any Independent Contractor at any time. The adoption of the Plan shall not be deemed to give any Employee, Nonemployee Director, Independent Contractor or any other individual any right to be selected as a Participant or to be granted an Award.

11.5  Awards Subject to Foreign Laws.  The Committee may grant Awards to individual Participants who are subject to the tax laws of nations other than the United States, and such Awards may have terms and conditions as determined by the Committee as necessary to comply with applicable foreign laws. The Committee may take any action which it deems advisable to obtain approval of such Awards by the appropriate foreign governmental entity; provided, however, that no such Awards may be granted pursuant to this Section 11.5 and no action may be taken which would result in a violation of the Exchange Act or any other applicable law.

11.6  Governing Law.  The Plan, all Awards granted hereunder, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws, except as superseded by applicable federal law.

11.7  No Fractional Shares.  No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Common Stock, Stock Options, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

0 CHECKPOINT SYSTEMS, INC. ANNUAL MEETING OF SHAREHOLDERS — JUNE 2, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. The undersigned shareholder of CHECKPOINT SYSTEMS, INC. (the “Company”), revoking all previous proxies, hereby appoints John R. Van Zile and Raymond D. Andrews, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company, to be held on Wednesday, June 2, 2010, at 9:00 a.m., at The Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania, and at any adjournment or postponement thereof, provided that said proxies are authorized and directed to vote. (Continued and to be Signed on Reverse Side) 14475

ANNUAL MEETING OF SHAREHOLDERS OF CHECKPOINT SYSTEMS, INC. JUNE 2, 2010 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=01059 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20330300000000000000 3 060210 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Class I Directors 2. To approve a proposal to approve the Company’s Amended and Restated 2004 Omnibus Incentive Compensation Plan NOMINEES: FOR ALL NOMINEES O William S. Antle, III O R. Keith Elliott O Robert N. Wildrick 3. To ratify the appointment of PricewaterhouseCoopers (“PWC”) WITHHOLD AUTHORITY FOR ALL NOMINEES as the independent registered public accounting firm of the Company for the fiscal year ending December 26, 2010 FOR ALL EXCEPT (See instructions below) THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF CHECKPOINT SYSTEMS, INC. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF CHECKPOINT SYSTEMS, INC. JUNE 2, 2010 PROXY VOTING INSTRUCTIONS INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any COMPANY NUMBER touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. ACCOUNT NUMBER Vote online/phone until 11:59 PM EST the day before the meeting. MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON — You may vote your shares in person by attending the Annual Meeting. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at — http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=01059 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. —— —— 20330300000000000000 3 060210 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Class I Directors 2. To approve a proposal to approve the Company’s Amended and Restated 2004 Omnibus Incentive Compensation Plan NOMINEES: FOR ALL NOMINEES O William S. Antle, III O R. Keith Elliott O Robert N. Wildrick 3. To ratify the appointment of PricewaterhouseCoopers (“PWC”) WITHHOLD AUTHORITY FOR ALL NOMINEES as the independent registered public accounting firm of the Company for the fiscal year ending December 26, 2010 FOR ALL EXCEPT (See instructions below) THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF CHECKPOINT SYSTEMS, INC. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.